Exhibit 2

EXECUTION VERSION

14 May 2015

QIWI plc

and

Otkritie Holding JSC

and

Otkritie Investment Cyprus Limited

DEED OF SUBSCRIPTION

in respect of shares in

QIWI plc

i

THIS DEED OF SUBSCRIPTION (this “Agreement”) is made on              May 2015

BY AND BETWEEN:

(1)	Otkritie Investments Cyprus Limited, a company incorporated under the laws of the Republic of Cyprus with registration number HE 301373, whose registered address is at Angelou Vlachou, 4A, 6052, Larnaca, Cyprus (the Investor);

(2)	Otkritie Holding JSC, a joint stock company incorporated under the laws of the Russian Federation with registration number 1107746979196, whose registered address is at 2/4 Letnikovskaya street, 115114, Moscow, Russia (the Investor Guarantor); and

(3)	QIWI plc, a public company limited by shares incorporated under the laws of the Republic of Cyprus with registration number HE 193010, whose registered office is at Kennedy 12, Kennedy Business Centre, 2nd floor, P.C. 1087, Nicosia, Cyprus (QIWI).

RECITALS:

(A)	The entire authorised share capital of QIWI as at the date of this Agreement is EUR 115,425.00 divided as follows:

CLASS A	133,855,793	Shares of nominal value	EUR 0.0005
CLASS B	96,999,207	Shares of nominal value	EUR 0.0005

(B)	The entire issued share capital of QIWI as at the date of this Agreement is EUR 27,280.685 divided as follows:

CLASS A	16,350,793	Shares of nominal value	EUR 0.0005
CLASS B	38,210,577	Shares of nominal value	EUR 0.0005

(C)	On the date of this Agreement, the Instalment 1 (as defined herein) is held by the Investor. Instalment 2 (as defined herein) is held by Investaktiv (as defined herein) and the Investor will acquire from Investaktiv prior to Completion Date 2 (as defined herein) the full legal and beneficial title of Instalment 2.

(D)	QIWI has determined to issue and allot in total 5,593,041 Shares (as defined herein) to the Investor in exchange for an in-kind contribution of the Interest (as defined herein), with each Share representing a value of RUB 1,430.35 or a total transaction value of RUB 8,000,000,000 (the Transaction Amount) as agreed between QIWI and the Investor, in accordance with and subject to the terms of this Agreement.

(E)	The Investor has agreed to subscribe in total for 5,593,041 Shares and to contribute the full legal and beneficial title to the Interest (as defined herein) to QIWI in accordance with and subject to the terms of this Agreement.

(F)	The Investor Guarantor has agreed to guarantee the performance of the obligations of the Investor under this Agreement.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement, the following words and terms shall have the meaning give to them below:

“Accounting Period” means any period by reference to which any Income, Profits or Gains, or any other amounts relevant for the purposes of Tax, are measured or determined;

“Accounts” means (a) the balance sheet, as of the Accounts Date, and the profit and loss account of the twelve (12) month period ended on the Accounts Date of each of CIHRUS, LLC Attenium and LLC Gikor; (b) the balance sheet, as of 31 March 2015, and the profit and loss statement for the three months ended 31 March 2015 of each of LLC “Processing center “Rapida” and NKO Rapida; and (c) the audited balance sheet, as of the Accounts Date, and the audited profit and loss statement for the year ended on the Accounts Date of each of LLC “Processing center “Rapida” and NKO Rapida, each such Accounts prepared in accordance with Russian Accounting Principles (a copy of such Accounts is attached to the Disclosure Letter);

“Accounts Date” means 31 December 2014;

“Actual Tax Liability” means any liability of a Group Company to make or suffer a payment of, in respect of or on account of Tax (including Tax for which a Group Company: (i) is not primarily liable; and (ii) has indemnified another person) arising in connection with or as a result of an Event which occurred on or before the Completion Date 1, or in respect of or with reference to any Income, Profits or Gains which were earned, accrued or received on or before Completion 1;

“ADSs” means American depositary shares of QIWI, each representing one Share.

“Affiliate” means, with respect to any person, any other person directly or indirectly, through one or more intermediaries, Controlling, Controlled by or under common Control with such person and, in the case of a trust, any trustee or beneficiary (actual or potential) of that trust and, in the case of an individual, any person connected with him, provided that, for the purposes of this Agreement, neither QIWI nor any of its subsidiaries is to be regarded as an Affiliate of the Investor;

“Applicable Law(s)” means all laws, regulations, directives, statutes, subordinate legislation, common law and civil codes of any jurisdiction, all judgments, orders, notices, instructions, decisions and awards of any court or competent authority or tribunal and all codes of practice having force of law, statutory guidance and policy notes;

“Articles” means the memorandum and articles of association of QIWI, as amended from time to time;

“Assets” means the assets owned and/or used by a Group Company in connection with the Ordinary Course of Business, including, without limitation, those assets listed in Schedule 7 (Leases);

“Business Day” means a day other than Saturday, Sunday or public holiday in Moscow (Russia); New York (United States) and Nicosia (Cyprus);

“Claim” means any claim made by a party to this Agreement arising out of, or in connection with, this Agreement, the Documents or the Transactions contemplated hereby, or referred to herein, howsoever arising;

“CIHRUS” means CIHRUS Limited Liability Company duly existing and incorporated under the laws of the Russian Federation under the primary state registration number 1127746224792, tax identification number 7722772200, which registered office is located at: bldg. 1, Aviamotornaya str. 11, 111020, Moscow, Russia;

“Competition Law” means Russian Federal Law No. 135-FZ of 26 July 2006 “On Protection of Competition” (as amended);

“Completion 1” has the meaning given to that term in clause 4.2.1;

“Completion 2” has the meaning given to that term in clause 4.2.2;

“Completion Date” means any of the Completion Date 1 or the Completion Date 2, as the case may be;

“Completion Date 1” means the fifth Business Day following the day when the last of the Conditions Precedent 1 has been satisfied or waived, in accordance with this Agreement or at such other time as may be agreed in writing between QIWI and the Investor;

“Completion Date 2” means the fifth Business Day following the day when the last of the Conditions Precedent 2 has been satisfied or waived, in accordance with this Agreement or at such other time as may be agreed in writing between QIWI and the Investor;

“Conditions Precedent” means the Conditions Precedent 1 or the Conditions Precedent 2;

“Conditions Precedent 1” means the conditions set out in clause 3.1;

“Conditions Precedent 2” means the conditions set out in clause 3.2;

“Confidential Information” means the existence and contents of this Agreement and the other Transaction Documents, the arrangements contemplated by this Agreement and the other Transaction Documents and:

(a)	any information of whatever nature concerning the business, finance, assets, liabilities, dealings, transactions, know-how, customers, suppliers, processes or affairs of the other Parties and any of their group undertakings from time to time;

(b)	any information which is expressly indicated to be confidential in relation to the Party disclosing it (or in relation to any of its group undertakings) from time to time,

which any Party may from time to time receive or obtain (verbally or in writing or in disk or electronic form or by any other means) from any other Party as a result of negotiating, entering into, or performing its obligations pursuant to this Agreement or any other Transaction Document;

in each case except to the extent that such information is, has or does become available:

(i) to a Party through the public domain other than pursuant to a breach of an obligation of confidentiality in respect thereof by such Party or its Representatives; or

(ii) pursuant to disclosure, in a non-confidential manner, to a Party by a source which to the knowledge of such Party is not prohibited to disclose the information by reason of any legal, contractual or fiduciary obligation;

“Control” in relation to an undertaking means the direct or indirect holding or control of: (a) a majority of the voting rights exercisable at general meetings of the members of that undertaking on all, or substantially all, matters; (b) the right to appoint or remove directors having a majority of the voting rights exercisable at meetings of the board of directors of that undertaking on all, or substantially all, matters; or (c) the right (whether pursuant to a contract, understanding or other arrangement) to direct or cause to be directed directly or indirectly a dominant influence over such other undertaking, and (i) where an undertaking is not a company, references above to directors, general meetings and members shall be deemed to refer to the equivalent bodies in such undertaking; and (ii) “Controlled” and “Controlling” shall have a corresponding meaning;

“Conversion Rate” means the official exchange rate between the U.S. dollar and the currency in question against the Russian rouble as determined by the Central Bank of the Russian Federation on any date on which a conversion rate is to be determined in accordance with this Agreement or, if no such rate is quoted on that date, on the first preceding day on which such rates are determined by the Central Bank of the Russian Federation;

“Cooperation Agreement” means the cooperation agreement to be entered into between Qiwi and Investor on or around the date of this Agreement;

“Costs” means costs, charges and expenses (including those suffered or incurred in establishing or enforcing a right to be indemnified under this Agreement);

“Credit Facilities” means credit facility agreements entered into by LLC “Processing center “Rapida” (primary state registration number 5077746771196) and Public JSC Bank Otkritie

Financial Corporation (primary state registration number 1027739019208) namely: Credit Agreement No. 5294-13/K dated December 27, 2013, and Revolving Credit Agreement No. 3575-12/BK dated November 01, 2012;

“Cyprus Appraiser” means any chartered auditor or appraiser acting under the Applicable Law in Cyprus;

“Cyprus Valuation Report” means a report on the valuation of the Interest prepared by the Cyprus Appraiser expected to be delivered to QIWI on or around 20 May 2015 in accordance with the Applicable Law in Cyprus;

“Deposit Agreement” the Deposit Agreement, dated as of 2 May 2013, between QIWI plc and The Bank of New York Mellon;

“Documents” means the documents and information provided by the Investor to QIWI and/or its advisers in respect of the Group Companies as part of QIWI’s due diligence exercise;

“Disclosed” means disclosed in the Disclosure Letter;

“Disclosure Letter” means the letter of the same date as this Agreement from the Investor to QIWI for the purpose of clause 5.7 which is accepted as such by QIWI;

“Dispute” has the meaning given to that term in clause 12.2;

“Encumbrance” means any claim, option, charge (fixed or floating), mortgage, lien, pledge, equity, encumbrance, right to acquire, right of pre-emption, right of first refusal, title retention or any other third party right, or other security interest or any other agreement or arrangement having a similar effect or any agreement to create any of the foregoing;

“EUR” means the Euro, the lawful currency of the member states of the European Union that adopted the single currency in accordance with the Treaty of Rome establishing the European Economic Community, as amended;

“Event” means any event, transaction (including the execution of the Agreement and Completion 1), action, circumstance or omission whether alone or in conjunction with any other event, transaction, action, circumstance or omission and includes further (without limitation) becoming, being or ceasing to be a member of a group of companies (however defined) for the purposes of any Tax, and references to an Event occurring on or before a particular date shall include an Event deemed for the purposes of any Tax to occur or which is otherwise treated or regarded as occurring on or before such date, and references to an Event occurring after a particular date shall include an Event deemed for the purposes of any Tax to occur or which is otherwise treated or regarded as occurring after such date;

“Exchange Act” means the U.S. Securities and Exchange Act of 1934;

“FAS” means the Federal Antimonopoly Service of the Russian Federation or its departments and divisions or any successor authority or body.

“Governmental Authority” means any nation or government or any state or other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to the government, including any governmental authority, ministry, agency, department, board, commission or instrumentality or subdivision thereof; any court, including tribunal (whether standing or ad hoc), arbitration panel or arbitrator (including an arbitrator of international commercial arbitrations); and any self-regulatory organisation acting on behalf of the government or itself pursuant to the rights granted thereto by Applicable Law;

“Group Company” means CIHRUS and any other legal entity Controlled by CIHRUS from time to time and the expression “Group Companies” will be construed accordingly. A list of Group Companies is attached as Schedule 1 (Details of the Group Companies) hereto;

“Income, Profits or Gains” means income, receipts, turnover, revenue, profits, chargeable gains and any other similar measure by reference to which Tax is chargeable or assessed, and references to Income, Profits or Gains earned, accrued or received on or before a particular date or in respect of a particular Accounting Period or part of an Accounting Period includes Income, Profits or Gains which are deemed for the purposes of any Tax to have been earned, accrued or received at or before that date or in respect of that Accounting Period or that part of an Accounting Period;

“Instalment 1” means 70 (seventy) percent of the Interest to be transferred by the Investor to QIWI as contribution in kind for the Subscription Shares 1 as set out in this Agreement;

“Instalment 2” means 30 (thirty) percent of the Interest to be transferred by the Investor to QIWI as contribution in kind for the Subscription Shares 2 as set out in this Agreement;

“Intellectual Property” means patents, rights to inventions, copyright and related rights, trademarks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, rights in designs, rights in computer software, database rights, rights in confidential information (including know-how and trade secrets), software, brand, and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which may, now or in the future, subsist in any part of the world owned by the Group Companies;

“Interest” means a 100 (one hundred) percent ownership interest in the charter capital of CIHRUS of RUB 410 000 (four hundred ten thousand) par value, providing 100 (one hundred) percent of the voting rights exercisable at any general meeting of CIHRUS;

“Investaktiv” means Investaktiv Limited liability Company duly existing and incorporated under the laws of the Russian Federation under the primary state registration number 5107746004031, tax identification number 7716677678, which registered office is located at: Samotechnaya str. 11, 127473, Moscow, Russia;;

“LCIA” has the meaning set forth in clause 12.2;

“LCIA Rules” has the meaning set forth in clause 12.2;

“Lease” means all lease (sub-lease) agreements entered into by the Group Companies with respect to the premises or real estate and valid and effective on the date of this Agreement listed in Schedule 7 (Leases);

“LLC Attenium Interest” means any interest in LLC Attenium not otherwise held by CIHRUS, including any such interest held by Investaktiv as of the date of this Agreement;

“LLC Law” means Russian Federal Law No. 14-FZ of 8 February 1998 “On Limited Liability Companies” (as amended);

“Longstop Date 1” means 31 July 2015, unless otherwise agreed by the Parties;

“Longstop Date 2” means the thirtieth (30th) Business Day following the Completion Date 1, unless otherwise agreed by the Parties;

“Losses” or “Loss” means all losses, liabilities, costs (including legal costs and experts’ and consultants’ fees), charges, expenses, actions, proceedings, claims and demands, except in relation to any Relief, Loss shall mean the loss, non-availability, reduction, nullification, disallowance or clawback of such Relief;

“Material Adverse Change” means any change, effect, event, fact, variation, circumstance or development that, individually or in the aggregate, has had, or would reasonably be expected to have: (i) a material adverse effect on the business, assets, liabilities, operations, financial condition or results of (x) QIWI and its subsidiaries; or (y) the Group Companies taken as a whole or (ii) any material impairment of the Investor or QIWI to perform its respective obligations hereunder;

“Material Adverse Effect” means any change, effect, event, fact, variation, circumstance or development that, individually or in the aggregate, has had, or would reasonably be expected to have: (i) a material adverse effect on the business, assets, liabilities, operations, financial condition or results of the Group Companies taken as a whole or (ii) any material impairment of the Investor to perform its obligations hereunder;

“Material Contract” means a contract that has a contract value of RUB 40,000,000 (forty million roubles) per annum or more;

“NKO Rapida” means Rapida Ltd duly existing and incorporated under the laws of the Russian Federation under the primary state registration number 1037700111679, tax identification number 7744000775, registration number of credit organization assigned by the Central Bank of the Russian Federation No.3371-K, which registered office is located at: bldg. 2, Usievicha str. 20, 125190, Moscow, Russia;

“Notary” means a public notary in the Russian Federation acting under the Fundamental Principles of the Legislation of the Russian Federation Concerning Notarial Services adopted by the decree of the High Court of the Russian Federation as of February 11, 1993, No.4462-1;

“Ordinary Course of Business” means usual, regular and necessary activities and transactions, including auxiliary, relating to the acceptance and transfer of payments and money remittance, which are normal and routine for the Group Companies, including all projects of the Group Companies existing as of the date of this Agreement;

“Otkritie Director” means any person nominated by the Investor and elected (or re-elected) as a director of QIWI;

“Party” or “Parties” means a party or the parties to this Agreement;

“QIWI Warranties” means the representations and warranties on the part of QIWI contained in clause 5 (Warranties), including the General Warranties as given by QIWI;

“QIWI Warranty Claim” means a claim by the Investor or any person deriving title from it for any breach or alleged breach of any of the QIWI Warranties;

“Regulatory Approval” means with respect to any person, (i) any authorization, consent, approval, licence, ruling, permit, certification, exemption, filing, variance, order, judgment, decree or publication of, by or with, (ii) any notice to, (iii) any declaration of, by or with or (iv) any registration by or with, any Governmental Authority required to be obtained or made by such person;

“Related Party” means (a) any enterprise that, directly or indirectly, Controls, is Controlled by or is under common Control with, the Investor; (b) an unconsolidated enterprise in which the Investor, directly or indirectly, has a significant influence or which has, directly or indirectly, a significant influence over the Investor; (c) any individual who owns, directly or indirectly, an interest in the voting power of the Investor that gives such shareholder significant influence over the Investor and such shareholder’s family members; (d) any director, nominee for director, officer or other key member of the management of the Investor, and such persons’ family members, and (e) any enterprise in which a substantial interest in the voting power is owned, directly or indirectly, by any person described in (c) or (d), or over which such a person is able to exercise significant influence.

For the purpose of this definition, “family member” means with respect to a person, (i) such person’s spouse, (ii) such person’s parent, child or sibling, in each case whether by blood, marriage or adoption, or (iii) such person’s mother- or father-in-law, son- or daughter-in-law, brother- or sister-in-law, or (iv) anyone residing in such person’s home. For the purpose of this definition, shareholders beneficially owning a ten (10) per cent interest in the voting power in any entity are presumed to have a “significant influence” on such entity.

“Relief” means any relief, loss, allowance, credit, exemption, deduction or set off, or any right to repayment of Taxation;

“Representative” has the meaning given to that term in the clause 10.3.1;

“Restricted Actions” means the matters listed in Schedule 6;

“Restricted Business” means the business substantially the same as the cash remittance business being the core business of Contact Payment System and carried out on the Completion Date 1 by any Group Company and any development thereof which is currently being implemented in any Group Company.

“RUB” means the lawful currency of the Russian Federation;

“Russian Appraiser” means any chartered auditor or appraiser acting under the Applicable Law in Russia;

“Russian Valuation Report” means a report on the valuation of the Interest prepared by the Russian Appraiser expected to be delivered to QIWI on or around 20 May 2015 in accordance with the Applicable Law in Russia;

“Sanctions” means the economic, financial and trade embargoes and sanctions laws, regulations, rules and/or restrictive measures administered, enacted or enforced (from time to time) by the Office of Foreign Assets Control of the U.S. Department of Treasury, the United States Department of State, any other U.S. government entity, the United Nations Security Council, any United Nations Security Council Sanctions Committee, the European Union, any Member State of the European Union, and the Russian Federation;

“Sanctions Target” means a person or entity that is (from time to time):

(a) listed on any Sanctions List or targeted by Sanctions;

(b) located in or incorporated under the laws of any country or territory that is the target of comprehensive, country- or territory-wide Sanctions (being, as at the date of this agreement, Cuba, Iran, Syria, Sudan and North Korea); or

(c) directly or indirectly owned or controlled by, or acting on behalf, or at the direction, of any person falling within (a) or (b) above;

“SEC” means the United States Securities and Exchange Commission;

“SEC Filing” means all forms, reports, schedules, declarations, statements, applications and other documents filed by QIWI with the SEC under the Exchange Act;

“Securities Act” means the U.S. Securities Act of 1933;

“Shares” means class B shares, par value EUR 0.0005 each, in QIWI, which each confers upon its holder the right to one (1) vote at the general meeting of QIWI;

“Subscription” has the meaning given to that term in clause 2;

“Subscription Shares” means the Subscription Shares 1 and the Subscription Shares 2;

“Subscription Shares 1” means the number of Shares specified in clause 2.1.1;

“Subscription Shares 2” means the number of Shares specified in clause 2.1.2;

“Subsidiary” means in relation to an undertaking (the holding undertaking), any other undertaking which the holding undertaking (or persons acting on its, or their behalf) Controls and any undertaking which is a Subsidiary of another undertaking which is also a Subsidiary of any undertaking of which that other is a Subsidiary;

“Systems” means any security, information and/or data protection systems of the Group Companies;

“Taxation” or “Tax” means all statutory, governmental, state, federal, provincial, local, customs, government or municipal taxes, charges duties, imposts, contributions, levies or withholdings, deductions or liabilities of any kind arising in any part of the world including without limitation:

(a)	corporation tax, income tax, capital or chargeable gains tax, inheritance tax, value added tax, national insurance contributions, capital duty, stamp duty, stamp duty reserve tax, stamp duty land tax, transfer taxes, insurance premium tax, landfill tax, climate change levy, aggregates levy, withholdings and deductions in respect of tax, duties of customs and excise and all taxes on gross and net income, profits or gains, receipts, sales, use, occupation, franchise, added value, personal property or net worth;

(b)	all penalties, fines, surcharges, charges, costs, interest or other liabilities included in or relating to any of the above; and

(c)	any amount due as if it were an amount of Tax,

in all cases, wherever and whenever imposed and regardless of whether such taxes, penalties, charges, costs and interest are directly or primarily chargeable against or attributable to one person or any other person and regardless of whether that first person has or may have any right of reimbursement against any other person;

“Tax Authority” means any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official in Cyprus, Russia or elsewhere having authority in the assessment, collection or administration of Tax;

“Tax Return” means any return, report, information return, statement, declaration or other document (including any related or supporting computations and information) filed or required to be filed with any national, local or foreign governmental authority in connection with any determination, assessment or collection of any Tax or other administration of any laws regulations or administrative requirements;

“Tax Warranties” means the Warranties set forth in part 14 (Tax) of Schedule 3 and any other Warranty to the extent related to Tax;

“Tax Warranty Claim” means a claim by QIWI arising out of or in connection with the Tax Warranties;

“Third Party Claim” has the meaning given to it in Schedule 4 (Limits on Warranty Claims) and Schedule 5 (Limits on QIWI Warranty Claims);

“Title Warranties” means the Warranties set forth in paragraphs 2(c) through (e) of Schedule 3;

“Transaction” means the Subscription for the Subscription Shares in consideration for the in-kind contribution of the Interest as contemplated by and subject to the terms of this Agreement;

“Transaction Amount” has the meaning given to the term in the Recitals;

“Transaction Documents” means this Agreement, the Cooperation Agreement, the Transfer Agreement 1 and the Transfer Agreement 2 and any documents referred to in or to be entered into in the agreed form by the Parties pursuant to any of the foregoing;

“Transfer Agreement 1” means the agreement on transfer of the Instalment 1 by the Investor to QIWI as attached in Schedule 9 (Form of the Transfer Agreement 1) hereto;

“Transfer Agreement 2” means the agreement on transfer of (i) the Instalment 2 by the Investor to QIWI as attached in Schedule 10 (Form of the Transfer Agreement 2) hereto;

“USD” means the United States dollar, the lawful currency of the United States of America;

“Use” means in relation to any Relief, the utilisation or set-off of such Relief;

“Valuation Reports” means the Cyprus Valuation Report and the Russian Valuation Report;

“VAT” means the value added tax charged under the provisions of Russian legislation;

“Voting Agreement” means a written agreement between the Investor and one or more shareholders of QIWI to vote their shares held in QIWI in favour of the election of Otkritie Director to the Board of Directors of QIWI.

“Warranties” means the representations and warranties on the part of the Investor contained in clause 5 (Warranties), including the General Warranties as given by the Investor, and Schedule 3 (Warranties); and

“Warranty Claim” means a claim by QIWI or any person deriving title from it for any breach or alleged breach of any of the Warranties.

1.2	In this Agreement:

1.2.1	any reference to this Agreement includes the Schedules to it each of which forms part of this Agreement for all purposes;

1.2.2	a reference to an enactment or statutory provision shall include a reference to any subordinate legislation made under the relevant enactment or statutory provision and is a reference to that enactment, statutory provision or subordinate legislation as from time to time amended, consolidated, modified, re-enacted or replaced;

1.2.3	words in the singular shall include the plural and vice versa;

1.2.4	references to one gender include other genders;

1.2.5	a reference to a person shall include a reference to an individual, a firm, a company, a body corporate, an unincorporated association, a trust, a joint venture a partnership, an individual’s executors or administrators or a Governmental Authority; references to a “company” shall be construed so as to include any company, corporation or any other body corporate, wherever and however incorporated or established;

1.2.6	a reference to a particular person shall include a reference to the person’s executors, administrators, successors, substitutes (including persons taking by novation) and assigns;

1.2.7	a reference to a clause, paragraph, Schedule (other than to a schedule to a statutory provision), or Recital shall be a reference to a clause, paragraph, Schedule, or Recital (as the case may be) of or to this Agreement;

1.2.8	if a period of time is specified as from a given day, or from the day of an act or event, it shall be calculated exclusive of that day;

1.2.9	references to any English or Russian legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England or Russia (as relevant) be deemed to include what most nearly approximates the English or Russian legal term in that jurisdiction and references to any English or Russian statute or enactment shall be deemed to include any equivalent or analogous laws or rules in any other jurisdiction;

1.2.10	references to writing shall include any modes of reproducing words in any legible form and shall include email except where expressly stated otherwise;

1.2.11	a reference to a balance sheet or profit and loss account shall include a reference to any note forming part of it;

1.2.12	a reference to “includes” or “including” shall mean “includes without limitation” or “including without limitation”;

1.2.13	the contents page and headings in this Agreement are for convenience only and shall not affect its interpretation;

1.2.14	the Parties acknowledge that they have participated jointly in the negotiation and drafting of this Agreement. In the event that a question of interpretation arises (including as to the intention of the Parties), no presumption or burden of proof will arise in favour or against any Party based on the authorship of any provisions;

1.2.15	in relation to any provision where a person pays, indemnifies or reimburses the “costs” and/or “expenses” of another person, the references to “costs” and/or “expenses” incurred by the other person will not include any amount in respect of VAT comprised in such costs or expenses for which that person or, if relevant, any other member of the group to which that person belongs (for VAT purposes) is entitled to a credit or refund as input VAT under any applicable provisions;

1.2.16	any reference to a document in the “agreed form” is to the form of the relevant document in the terms agreed between the Parties prior to the execution of this agreement and signed or initialled for identification purposes only by or on behalf of the Parties (in each case with such amendments as may be agreed by or on behalf of the Parties);

1.2.17	in construing this Agreement, the so-called “ejusdem generis” rule does not apply and accordingly the interpretation of general words is not restricted by (i) being preceded by words indicating a particular class of acts, matters or things or (ii) being followed by particular examples; and

1.2.18	references to any document (including this Agreement) or a provision of any document includes such document or provision thereof as amended or supplemented in accordance with its terms, and whether or not such other document or provisions thereof is or becomes ineffective for any reason.

2.	SUBSCRIPTION

2.1	Subject to the terms and conditions hereof, and in reliance upon the representations, warranties and agreements contained herein or made pursuant hereto, the Investor agrees to purchase, and QIWI agrees to issue and sell:

2.1.1	on Completion Date 1, 3,915,129 Shares (the Subscription Shares 1) as consideration for an in-kind contribution of the Installment 1; and

2.1.2	on Completion Date 2, 1,677,912 Shares (the Subscription Shares 2) as consideration for an in-kind contribution of the Instalment 2.

2.2	QIWI shall allot and issue the Subscription Shares with full title guarantee, fully paid, free from all Encumbrances and ranking pari passu with other Shares in QIWI and with all the rights attaching to them under the Articles.

2.3	By executing and delivering this Agreement, the Investor:

2.3.1	applies for and accepts, with effect from the relevant Completion Date, delivery of the relevant number of Subscription Shares as consideration for an in-kind contribution of the relevant Instalment;

2.3.2	authorises QIWI to place the Investor’s name upon the register of members on the relevant Completion Date in respect of the Subscription Shares acquired on such Completion Date; and

2.3.3	requests that the share certificates evidencing the Investor’s ownership over the Subscription Shares be issued to the Investor on each Completion Date in relation to all of the respective Subscription Shares so subscribed for by it on such Completion Date.

3.	CONDITIONS

3.1	The obligations of the Parties to enter into the Transfer Agreement 1 and complete the transfer of Instalment 1 and the issuance of the Subscription Shares 1 are subject to the reasonable satisfaction or waiver by the Party entitled to receive the relevant documents or confirmations (as applicable) on or prior to Completion Date 1 of the following conditions:

3.1.1	QIWI has obtained the consent of the Central Bank of the Russian Federation and FAS in respect of the legal and beneficial transfer of the Interest to QIWI, in each case such approvals being unconditional or on terms satisfactory to the Investor and QIWI and remaining in full force and effect;

3.1.2	all approvals from any court, administrative agency, commission, or other federal, state, county, local or other foreign Governmental Authority, instrumentality, agency, or commission, if any, necessary for the consummation of the Transaction have been timely obtained;

3.1.3	corporate bodies of each Party have duly approved entry into the Transaction;

3.1.4	the Valuation Reports have been finalised and delivered to QIWI;

3.1.5	no Material Adverse Change has arisen or occurred;

3.1.6	none of the following has occurred prior to or as of the Completion Date 1: (i) any claim made by any person (other than (1) in respect of Instalment 1, QIWI or any of QIWI’s Affiliates, or (2) in respect of Instalment 2 (A) prior to the transfer of Instalment 2 from Investaktiv to the Investor, QIWI, the Investor, Investaktiv or any of their Affiliates and (B) following the transfer of Instalment 2 from Investaktiv to the Investor, QIWI or any of QIWI’s Affiliates) asserting that such person is entitled to all or any of the Interest; or (ii) any injunction, judgment, order, decree or ruling of any Governmental Authority in effect preventing or limiting consummation of the transactions contemplated by this Agreement;

3.1.7	the Investor has complied with clause 7.1;

3.1.8	there shall not have occurred any development or event caused by QIWI as a result of which the Investor is not able, immediately following Completion Date 1, to deposit the Subscription Shares 1 in QIWI’s American depositary shares program in accordance with the provisions of the Deposit Agreement;

3.1.9	the Warranties given by the Investor and the QIWI Warranties given by QIWI are, as of the dates given, true, correct and not misleading;

3.1.10	QIWI has obtained evidence to its reasonable satisfaction that on Completion Date 1 the LLC Attenium Interest will be transferred to QIWI or its Affiliates; and

3.1.11	the Voting Agreement has been executed by the parties thereto, and,

3.1.12	the Cooperation Agreement has been executed by the parties thereto.

3.2	The obligations of the Parties to enter into the Transfer Agreement 2 and complete the transfer of Instalment 2 and the issuance of the Subscription Shares 2 are subject to the reasonable satisfaction or waiver by the Party entitled to receive the relevant documents or confirmations (as applicable) on or prior to Completion Date 2 of the following conditions:

3.2.1	the completion of the transfer of Instalment 1 and the issuance of the Subscription Shares 1 prior to the Longstop Date 1;

3.2.2	The Investor acquires full and beneficial title to the Instalment 2 from Investaktiv;

3.2.3	QIWI has obtained the consent of the Central Bank of the Russian Federation and FAS in respect of the legal and beneficial transfer of the Interest to QIWI, in each case such approvals being unconditional or on terms satisfactory to the Investor and QIWI and remaining in full force and effect;

3.2.4	there shall not have occurred any development or event caused by QIWI as a result of which the Investor is not able, immediately following Completion Date 2, to deposit the Subscription Shares 2 in QIWI’s American depositary shares program in accordance with the provisions of the Deposit Agreement;

3.2.5	none of the following has occurred prior to or as of the Completion Date 2: (i) any claim made by any person (other than (1) in respect of Instalment 1, QIWI or any of QIWI’s Affiliates, or (2) in respect of Instalment 2 (A) prior to the transfer of Instalment 2 from Investaktiv to the Investor, QIWI, the Investor, Investaktiv or any of their Affiliates and (B) following the transfer of Instalment 2 from Investaktiv to the Investor, QIWI or any of QIWI’s Affiliates) asserting that such person is entitled to all or any of the Interest; or (ii) any injunction, judgment, order, decree or ruling of any Governmental Authority in effect preventing or limiting consummation of the transactions contemplated by this Agreement; and

3.2.6	the Warranties given by the Investor and the QIWI Warranties given by QIWI are, as of the dates given, true, correct and not misleading.

3.3	Upon a request from QIWI, the Investor shall promptly co-operate with QIWI with respect to the satisfaction of the condition set forth in clauses 3.1.1 and 3.2.3, and in particular, the Investor shall promptly provide, or procure that the Group Companies provide, all necessary information and documents with respect to the Investor, the Investor’s group and the Group Companies as reasonably requested by QIWI in connection with filing of the relevant applications with FAS.

3.4	A Party shall notify the other immediately on becoming aware of anything which will or may prevent any Condition Precedent 1 from being satisfied by Longstop Date 1 or any Condition Precedent 2 from being satisfied by Longstop Date 2.

3.5	If one or more of the Conditions Precedent 1 remains unsatisfied as at, or becomes impossible to satisfy before, the Longstop Date 1, then this Agreement shall terminate with immediate effect. In such a case, other than this clause 3.5, clause 1 (Interpretation), clause 6 (Indemnities), clause 9 (Guarantees), clauses 10.1 (Announcements) through and including clause 10.14 (Unenforceable provisions), clauses 10.16 (Waiver) through and including clause 10.22 (Costs), clause 10.24 (Language), clause 10.25 (Independent advice), clause 11 (Notices), and clause 12 (Governing Law and Dispute Resolution), this Agreement shall automatically terminate with immediate effect and each Party’s rights and obligations other than those specified above shall cease immediately on termination. Such termination shall not affect any rights and obligations of any Party existing before termination of this Agreement.

3.6	If, as of the Longstop Date 2, all of Conditions Precedent 2 are satisfied except for the condition set forth in clause 3.2.2, the Investor shall pay to QIWI an additional amount totalling RUB 250,000,000 (two hundred and fifty million roubles) as liquidated damages and not as a penalty, in recognition of the fact that under such circumstances it would be impossible to calculate precisely the monetary damages incurred by QIWI and that such sum represents a genuine covenanted pre-estimate of, and prior consideration for, the costs, expenses and lost value to QIWI resulting from the failure of the Investor to satisfy such condition. Following such liquidated damages payment, the Investor shall no longer be under any obligation to deliver Instalment 2 and QIWI shall no longer be under any obligation to issue Subscription Shares 2, each pursuant to clause 2.1.2.

4.	COMPLETION

4.1	Subject to the relevant Conditions Precedent being satisfied or waived, on the relevant Completion Date, (i) the Investor shall transfer Instalment 1 or Instalment 2 (as applicable) to QIWI in accordance with and subject to the terms of this Agreement and with those implied covenants set out in Part 1 of the U.K. Law of Property Miscellaneous Provisions Act 1994 where a disposition is expressed to be made with full title guarantee, and (ii) QIWI shall issue the Subscription Shares 1 or Subscription Shares 2 (as applicable) with full title guarantee, fully paid, free from all Encumbrances and ranking pari passu with other Shares in QIWI and with all the rights attaching to them under the Articles.

4.2	Pursuant to clause 4.1, the Completion shall be arranged as follows:

4.2.1	on Completion Date 1, QIWI shall issue and allot to the Investor the Subscription Shares 1, and in consideration of the issue and allotment of the Subscription Shares 1 the Investor shall transfer to QIWI Installment 1 as a contribution in kind (the Completion 1) pursuant to Transfer Agreement 1; and

4.2.2	on Completion Date 2, QIWI shall issue and allot to the Investor the Subscription Shares 2, and in consideration of the issue and allotment of the Subscription Shares 2 the Investor shall transfer to QIWI Installment 2 as a contribution in kind (the Completion 2) pursuant to Transfer Agreement 2.

4.3	Each of Completion 1 and Completion 2 shall take place simultaneously at the offices of QIWI in Nicosia, Cyprus and the offices of the Notary in Moscow, Russia or at such other place as the Investor and QIWI may agree.

4.4	On each Completion Date the Parties shall observe, deliver or perform (or ensure that there is observed, delivered or performed) all those documents, items and actions respectively listed in relation to that Party in Schedule 2.

Default at Completion

4.5	No Party shall be obliged to continue to Completion 1 or Completion 2, as the case may be, unless the other Party complies fully with the respective provisions of clause 4 and Schedule 2.

4.6	If either Party fails to comply with its respective obligations under clause 4 above in any respect, the other Party may, without prejudice to any other rights it may have, elect by notice to the other Party to defer the Completion 1 or Completion 2, as the case may be, to a date being not more than 15 (fifteen) Business Days after the Completion Date 1 or the Completion Date 2 would otherwise have taken place.

5.	WARRANTIES

General Warranties

5.1	Each Party hereby warrants to the other Party that, as of the date of this Agreement and each Completion Date:

5.1.1	such Party is a company duly organised and validly existing under the laws of its jurisdiction of organisation;

5.1.2	such Party has the requisite power and authority to execute and deliver this Agreement and the Transaction Documents, to perform its obligations under this Agreement and the other Transaction Documents and to consummate the transactions contemplated by this Agreement and the other Transaction Documents;

5.1.3	neither the execution by such Party of this Agreement nor the performance by such Party of any of the transactions contemplated by this Agreement will (i) violate any provision of any Applicable Law, (ii) violate or contravene any Governmental Approval by which such Party or any of its properties or assets is bound or affected; (iii) violate any provision of such Party’s organizational or constitutional documents; or (iv) require any consent of or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any material agreement or other instrument to which such Party is a party; and

5.1.4	this Agreement constitutes the legal, valid and binding obligations of such Party.

Investor Warranties

5.2	The Investor represents and warrants to QIWI that each of the statements set out in Schedule 3 is at the date hereof, and will be at Completion 1, true and correct and not misleading.

5.3	The Investor represents and warrants to QIWI that each of the statements set out in paragraphs 1 through 4 and paragraph 19 of Schedule 3 are, and will be at Completion 2, true and correct and not misleading.

5.4	The Investor represents and warrants to QIWI as of the date hereof and as of the Completion 1 that the Documents as well as all written information given by, or on behalf of the Investor and the Group Companies to QIWI, its advisers or agents are true and accurate and nothing has been omitted from the Documents or that information which renders any of that information incomplete or misleading.

5.5	The Investor acknowledges that each of the Warranties set out in this Agreement is separate and independent and except as expressly provided to the contrary in this Agreement is not limited:

5.5.1	by reference to any other paragraph of that Schedule; or

5.5.2	by any other provisions of this Agreement.

5.6	The Investor acknowledges that QIWI is entering into this Agreement on the basis of, and in reliance on, the Investor’s Warranties set forth herein.

5.7	Except with respect to any Claim arising out of a breach of any Title Warranty, the Investor shall not be liable under the Warranties to the extent that the facts which cause any of the Warranties to be breached were Disclosed.

5.8	From time to time prior to Completion 1 and without limiting the rights of QIWI under this Agreement, the Investor shall promptly disclose by written notice to QIWI with respect to any matter arising after the date of this Agreement that, if existing or known at, or occurring on or prior to, the date of this Agreement, would have or might have given rise to a claim under the Warranties.

5.9	In each Warranty, where any statement is qualified as being made “to the Investor’s knowledge” or any similar expression the Investor warrants and undertakes that it has made all such due, diligent and careful enquiries as are reasonable in the circumstances before giving such Warranty or making such statement.

5.10	The liability of the Investor in connection with the Warranties shall be subject to the limitations contained in, and to the other provisions of, Schedule 4 (Limits on Warranty Claims) and any Warranty Claim shall be subject to the provisions of that Schedule.

QIWI Warranties

5.11	QIWI represents and warrants to the Investor that at the date hereof, at the Completion Date 1 and the Completion Date 2:

5.11.1	As of the date of this Agreement, 54,561,370 Shares (16,350,793 class A shares, nominal value EUR 0.0005 per share, and 38,210,577 class B shares, nominal value EUR 0.0005 per share) are issued and outstanding. The authorized capital stock of QIWI consists of 230,855,000 Shares (133,855,793 class A shares, nominal value EUR 0.0005 per share, and 96,999,207 class B shares, nominal value EUR 0.0005 per share).

5.11.2	Subject to the occurrence of Completion 1 and Completion 2 in accordance with the terms set forth in this Agreement, the Subscription Shares will be duly authorised and validly issued and fully paid and nonassessable and free and clear of any liens, pledges, charges or other Encumbrances.

5.11.3

(i) Neither QIWI nor any of its consolidated Subsidiaries is involved in or subject to any Insolvency Proceedings. For the purposes of this Warranty, Insolvency Proceedings means the proceedings contemplated by the Russian Federal Law No. 127-FZ On Insolvency dated October 26, 2002 (as amended) or analogous proceedings under the laws of Cyprus; (ii) there are no circumstances which require or would enable any

Insolvency Proceedings to be commenced in respect of QIWI or any of its consolidated Subsidiaries and (iii) neither QIWI nor any of its consolidated Subsidiaries has ceased or suspended repayment of its indebtedness, have become incapable of paying its indebtedness or have become insolvent under any other grounds in any jurisdiction.

5.11.4	Except as disclosed in SEC Filings filed prior to the date hereof, (i) there are no (A) outstanding options, warrants, or other rights, of any kind relating to the sale, purchase, redemption, issuance or voting of any shares of capital stock of any class (whether issued or unissued) or other equity or voting securities of QIWI, or (B) securities convertible into, exchangeable for or evidencing the right to purchase from QIWI any shares of capital stock of any class or other equity or voting securities of QIWI, or (C) equity equivalents, stock appreciation rights, phantom stock or other rights similar to or derived from the economic benefits and rights accruing to holders of any equity interest in QIWI; (ii) there are no preemptive or similar rights with respect to the issuance, sale or other transfer (whether present, past or future) of the Subscription Shares; and (iii) there are no agreements or other obligations (contingent or otherwise) which may require QIWI to issue, repurchase or otherwise acquire any shares of its capital stock.

5.11.5	(i) QIWI has timely filed all forms, reports, schedules, declarations, statements, applications and other documents required to be filed pursuant to the Exchange Act, (ii) each SEC Filing, when filed, complied in all material respects with the applicable requirements of the Exchange Act and other applicable federal securities laws as in effect on the date so filed, and none of the SEC Filings (including any financial statements or schedules included or incorporated by reference therein), when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and (iii) there has not occurred any change, or any development involving a prospective change in the condition, financial or otherwise, or in the earnings, business, operations or prospects of QIWI and its consolidated Subsidiaries, taken as a whole, from that set forth in the Company’s Annual Report on Form 20-F for the year ended December 31, 2014 filed with the SEC on March 12, 2015 that is material and adverse other than any such change or development relating to general economic, regulatory or political conditions, except to the extent such change or development disproportionately affects QIWI and its consolidated Subsidiaries, or relating to the payment services industry generally, except to the extent any such or development disproportionately affects QIWI and its consolidated Subsidiaries; and to QIWI’s knowledge, there is no information regarding QIWI or its consolidated Subsidiaries or its securities that is not public which if made public would be likely to have a significant effect on the price of the ADSs.

5.11.6	QIWI is a “foreign issuer” (as such term is defined in Regulation S of the Securities Act).

5.11.7	Neither QIWI nor any of its affiliates (as defined in Rule 405 under the Securities Act) or any person acting on its or their behalf has engaged in any directed selling efforts (as such term is defined in Regulation S of the Securities Act) in connection with the issuance of the Subscription Shares.

5.11.8	Other than the registration of the ADSs on Form F-3 with the SEC as a result of the deposit of the Subscription Shares in QIWI’s ADS program and subject to the Warranties and undertakings of the Investor set forth herein, the initial deposit of the Subscription Shares in QIWI’s ADS program in accordance with the provisions of the Deposit Agreement shall not be subject to any other registration, filing, regulatory requirement or consent in the United States or Cyprus.

5.11.9	QIWI is, and has been, in compliance in all material respects with Applicable Laws, including securities laws of the United States, and, to the knowledge of QIWI, is not under investigation with respect to any material violation of any Applicable Laws.

5.11.10	QIWI has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

5.11.11	QIWI has designed disclosure controls and procedures to ensure that material information relating to the Company, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of QIWI by others within those entities.

5.12	QIWI acknowledges that the Investor is entering into this Agreement on the basis of, and in reliance on, QIWI’s Warranties set forth herein.

5.13	In each QIWI Warranty, where any statement is qualified as being made “to QIWI’s knowledge” or any similar expression, QIWI warrants and undertakes that it has made all such due, diligent and careful enquiries as are reasonable in the circumstances before giving such QIWI Warranty or making such statement.

5.14	The liability of QIWI in connection with the QIWI Warranties shall be subject to the limitations contained in, and to the other provisions of, Schedule 5 (Limits on QIWI Warranty Claims) and any QIWI Warranty Claim shall be subject to the provisions of that Schedule.

6.	INDEMNITIES

Subject to the limitations set out in Schedule 4 (Limits on Warranty Claims) and without prejudice to any other provisions of this Agreement, the Investor hereby unconditionally and irrevocably agrees to indemnify in full and hold harmless on demand QIWI, without reference to the general rule of law relating to damages for breach of warranty, from and against any and all Losses suffered or incurred by QIWI or any Group Company as a result of or in connection with any Actual Tax Liability, or a breach of a Tax Warranty.

7.	PRECOMPLETION OBLIGATIONS

7.1	Subject to clause 7.2, the Investor shall procure that during the period from the date of this Agreement to the Completion Date 1, (i) each of the Group Companies shall continue to carry on its business in the normal course in compliance with all laws and regulations applicable to it and in substantially the same manner as the business has been carried on before the date of this Agreement and (ii) no Group Company shall undertake any of the Restricted Actions.

7.2	Clause 7.1 shall not operate so as to restrict or prevent:

7.2.1	any matter undertaken at the written request of QIWI or with its prior written approval;

7.2.2	any matter reasonably undertaken by any Group Company in an emergency or disaster situation with the intention of minimising any adverse effect thereof (and notified to QIWI as soon as reasonably practicable thereafter);

7.2.3	the completion or performance of any obligations undertaken pursuant to any contract or arrangement entered into by any Group Company in the Ordinary Course of Business prior to the date of this Agreement;

7.2.4	any act or conduct which any Group Company are required to take, or omit to take, as a result of, or in order to comply with, any law or regulation or any order, decision or formal request of any Governmental Authority;

7.2.5	the entering into in the Ordinary Course of Business of any contract or commitment which is terminable in accordance with its terms by written notice of six months or less and which is not material in relation to any Group Company;

7.2.6	any increase in emoluments of any category of employees any Group Company where such increase is made in accordance with the normal practice of the relevant employing Group Company;

7.2.7	any matter, transaction, action or conduct aimed to distribute the profit earned by any Group Company to the Investor or its Affiliates in the amount not more than RUB 400 000 000 (four hundred million roubles) provided that any such distribution shall not (i) breach the normative standards of the Central Bank of Russia and/or (ii) decrease the equity funds of the relevant Group Company by more than 5%, or (iii) breach the adequacy of the working capital of the relevant Group Company; or

7.2.8	any matter contemplated in this Agreement or another Transaction Document;

provided that wherever practicable prior to undertaking any of the above matters the Investor shall notify and agree the relevant matter with QIWI.

7.3	So far as permitted by law, the Investor will promptly inform and consult, and will cause all Group Companies to promptly inform and consult, with QIWI, with respect to any action between the date of this agreement and the Completion Date 1 which may materially affect the business of any Group Company. The Investor Guarantor and the Investor will promptly provide, and will cause all Group Companies to provide, to QIWI such information as QIWI may reasonably request for this purpose.

7.4	The Investor shall notify QIWI immediately of any matter, fact or circumstance which is or could reasonably be expected to be, in breach of this clause 7.

8.	POST-COMPLETION OBLIGATIONS

8.1	QIWI covenants that (i) within thirty (30) days of Completion Date 1, it shall cause to be registered on Form F-3 and the related prospectus supplement all but not less than all of the Subscription Shares 1 in the form of ADSs owned by the Investor to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act; and (ii) within ten (10) days of Completion Date 2, it shall cause to be registered on a prospectus supplement to the Form F-3 previously filed pursuant to this clause 8.1 all but not less than all of the Subscription Shares 2 in the form of ADSs owned by the Investor to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act. In both cases, QIWI shall maintain the effectiveness of such Form F-3 until all of the Subscription Shares included on such Form F-3 have been disposed of, if and to the extent that the Investor is deemed an affiliate of QIWI under the Securities Act as reasonably determined by QIWI. It shall be a condition precedent to the obligations of QIWI to take any action pursuant to this clause 8.1 with respect to the registration of the Subscription Shares that the Investor furnish to QIWI such information regarding itself and the intended method of disposition of the Subscription Shares and, prior to Completion 1, other information concerning the Group Companies (including any financial information of the Group Companies required to be filed pursuant to Form F-3) as is reasonably requested by QIWI to effect the registration of the Subscription Shares. Any such information furnished to QIWI by the Investor for use in the registration statement on Form F-3 shall not contain any omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All expenses incurred in connection with the registration of the Subscription Shares on Form F-3, including all registration, filing, and qualification fees, printers’ and accounting fees, and fees and disbursements of counsel for QIWI, shall be borne by QIWI.

8.2	The Investor Guarantor and the Investor agree and covenant with QIWI that they and their Affiliates and Related Parties will establish appropriate policies in accordance with best practices in the financial industry restricting the flow of information concerning QIWI, including any material non-public information, between the Otkritie Director and any division within the Investor Guarantor, the Investor and each of their Affiliates and Related Parties carrying out brokerage or trading activities (including repurchase transactions) within the Investor Guarantor group of companies (including those policies known as “Chinese Walls”).

8.3	Following the registration of the Subscription Shares under the Securities Act pursuant to clause 8.1, QIWI shall, and shall procure that its Affiliates shall, do, execute and perform all such further deeds, documents, assurances, acts and things as may be reasonably requested by the Investor in order to assist the Investor with the initial deposit of the Subscription Shares in QIWI’s American depositary shares program in accordance with the provisions of the Deposit Agreement.

8.4	Unless the Form F-3 and the related prospectus supplement have been registered in accordance with Clause 8.1 above, the Investor shall not offer or sell, and shall procure that any transferee of the Subscription Shares shall not offer or sell, within forty (40) days of issuance of the Subscription Shares 1 and of the Subscription Shares 2, the Subscription Shares 1 and/or the Subscription Shares 2 to any U.S. person (as such term is defined under Regulation S of the Securities Act) or for the account or benefit of a U.S. person.

8.5	If QIWI fails to file Form-F-3 of either the Subscription Shares 1 or the Subscription Shares 2 in accordance with clause 8.1, then QIWI shall pay to the Investor an amount totalling RUB 250,000,000 (two hundred and fifty million roubles) as liquidated damages and not as a penalty, in recognition of the fact that under such circumstances it would be impossible to calculate precisely the monetary damages incurred by the Investor and that such sum represents a genuine covenanted pre-estimate of, and prior consideration for, the costs, expenses and lost value to the Investor resulting from the failure of QIWI to satisfy such covenant. Following such payment, QIWI shall no longer be under any obligation with respect to the registration of the Subscription Shares pursuant to clause 8.1.

8.6	None of the Investor, the Investor Guarantor or any of their Related Parties shall, and each shall procure that each of their Affiliates shall not, directly or indirectly:

8.6.1	for a period of five (5) years from the Completion Date 2, participate, directly or indirectly, in any projects in the Russian Federation as well as in any Persons, irrespective of their place and form of incorporation, if their core business is a Restricted Business; and

8.6.2	at any time after Completion Date 1, attempt to use any Intellectual Property owned by any Group Company at Completion Date 1.

Neither Party, nor any of its Related Parties, for a period of two (2) years from the Completion Date 1 shall employ or solicit for employment, hire or otherwise retain, any person knowing such person or a related person to be an employee of the Group Companies, provided that such Party or Related Party may (i) solicit for employment or employ or attempt to employ any persons who are no longer employed by the Group Companies at the time of their first contact with them, (ii) engage in general solicitations of employment not specifically directed at employees of the Group Companies, or (iii) employ any person (other than a person who becomes known to such Party or Related Party in connection with the Transaction) who contacts such Party or Related Party on his or her own initiative without any direct or indirect solicitation (other than general solicitations described in the foregoing clause (ii)) by or encouragement from such Party or Related Party.

9.	GUARANTEES

9.1	The Investor Guarantor as primary obligor unconditionally and irrevocably agrees that if and each time that the Investor fails to make any payment when it is due under or pursuant to the Transaction Documents, the Investor Guarantor shall on demand (without requiring QIWI first to take steps against the Investor or any other person) pay that amount to QIWI.

9.2	Each payment to be made by the Investor Guarantor under this clause 9 shall be made in the currency in which the relevant amount is payable by the Investor, free and clear of all deductions or withholdings of any kind.

9.3	The Investor Guarantor’s obligations under this clause 9 shall not be affected by any matter or thing which but for this provision might operate to affect or prejudice those obligations, including, without limitation:

9.3.1	any time or indulgence granted to, or composition with, the Investor or any other person; or

9.3.2	the taking, variation, renewal or release of, or neglect to perfect or enforce this Agreement, any other Transaction Document or any right, guarantee, remedy or security from or against the Investor or any other person; or

9.3.3	any unenforceability or invalidity of any obligation of the Investor, so that this clause shall be construed as if there were no such unenforceability or invalidity.

9.4	Subject to the provisions of Schedule 4 (Limits on Warranty Claims), including but not limited to paragraph 1.2 thereof, the aggregate liability of the Investor Guarantor under this Agreement shall be limited to RUB 4,000,000,000 (four billion Roubles). For the avoidance of doubt, (i) any liability for a Warranty Claim in relation to a breach of Title Warranties shall not exceed RUB 4,000,000,000 (four billion Roubles); (ii) any liability for a Warranty Claim other than for a breach of Title Warranties shall not exceed RUB 2,000,000,000; and (iii) the aggregate liability with respect to Warranty Claims, whether Title Warranties or other, shall not exceed RUB 4,000,000,000 (four billion Roubles).

10.	MISCELLANEOUS

Announcements

10.1	Subject to the remaining provisions of this clause 10.1, no Party shall release any announcement or despatch any announcement or circular, relating to this Agreement unless the form and content of such announcement or circular have been submitted to, and agreed by, the other Party. Nothing in this Clause 10.1 shall prohibit any Party from making any announcement or despatching any circular as required by Applicable Law or the regulations or rules of any stock exchange or any other regulatory body to which the Party is, or may become, subject. To the extent a Party is obliged to make such an announcement or despatch such a circular, it shall give the other Party such notice as is practicable in the circumstances and shall co-operate with the other Party, having regard to the other Party’s views, and take such steps as the other Party may reasonably require in order to enable it to mitigate the effects of, or avoid the consequences of making such an announcement or despatching such a circular.

Confidentiality

10.2	Subject to clause 8.2 and save as provided in clause 10.3, no Party shall disclose to any third party, or use or exploit commercially for its or their own purposes any Confidential Information. The obligations of the parties under this clause 10.2 shall remain in force until the relevant information enters the public domain otherwise than by the default of a Party.

10.3	The obligations of confidentiality in clause 10.2 shall not apply in respect of the disclosing of Confidential Information in the following circumstances:

10.3.1	in connection with the performance of each Party’s obligations hereunder or the enforcement of its rights hereunder;

10.3.2	to its Affiliates and the directors, officers, employees, agents, and professional advisers or its and/or their Affiliates (the Representatives) to the extent reasonably required for purposes connected with this Agreement or any other Transactional Document;

10.3.3	pursuant to any listing agreement with or the rules and regulations of any recognised security exchange on which securities of such Party or any of its Affiliates are listed and/or traded;

10.3.4	as required by Applicable Law,

provided in each case set out in clauses 10.3.1 and 10.3.2 above, the Party disclosing the same shall take all reasonable steps to preserve the confidentiality thereof and to ensure that such information shall be used only for the purposes for which it has been disclosed.

10.4	If a Party becomes required, in circumstances contemplated by clause 10.3.3 or 10.3.4, to disclose any information such Party shall (save to the extent prohibited by such rules and regulations or Applicable Law) give to the other Party such notice as is practical in the circumstances of such disclosure and shall co-operate with the other Party, having due regard to the other Party’s views, and take such steps as the other Party may reasonably require in order to enable it to mitigate the effects of, or avoid the requirements for, any such disclosure.

10.5	In the event that any Affiliate of any Party who has received Confidential Information is requested in any Litigation to disclose Confidential Information, that Party shall give each other Party prompt written notice of such request (if permitted by Applicable Law) so that each other Party may seek an appropriate protective order. If in the absence of a protective order a Party’s Affiliate is compelled to disclose Confidential Information, such Representative may disclose such portion of the Confidential Information that in the opinion of the disclosing Party’s counsel such Affiliate is compelled to disclose without liability under this Agreement; provided, however, that the disclosing Party shall give the other Party written notice of the Confidential Information to be disclosed as far in advance of its disclosure as is practicable (if permitted by Applicable Law) and shall use reasonable efforts to obtain assurances that confidential treatment will be accorded to such Confidential Information.

In this clause 10.5, “Litigation” means any action, cause of action, claim, demand, suit, proceeding, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or threatened, by or before any court, tribunal, arbitrator, expert or other Governmental Authority.

Currency Conversion

10.6	Any payment to be made under or pursuant to this Agreement shall, unless otherwise specified to the contrary or agreed in advance by the payee, be paid in USD and to the extent necessary any other currency shall be converted into USD at the Conversion Rate prevailing on the day immediately preceding the date on which payment is due or, where the payment is to be made in respect of any Claim, at the Conversion Rate prevailing on the date on which the parties agree that the payment is to be made or on the relevant judgment date.

10.7	Where any calculation to be made under or pursuant to this Agreement requires the base currency to be converted into USD the parties shall adopt the Conversion Rate prevailing on the day immediately preceding the date on which the calculation is required to be performed.

Joint and several liability

10.8	Where in this Agreement any liability is undertaken by two or more persons (including in respect of any Claim) the liability of each of them shall be joint and several.

No partnership

10.9	Nothing in this Agreement or in any document referred to in it shall constitute any of the Parties a partner of any other, nor shall the execution, completion and implementation of this Agreement confer on any Party any power to bind or impose any obligations to any third parties on any other Party or to pledge the credit of any other Party.

Assignment

10.10	No Party shall assign (whether absolutely or by way of security and whether in whole or in part), transfer, mortgage, charge or otherwise dispose in any manner whatsoever of the benefit of this Agreement or sub-contract or delegate in any manner whatsoever its performance under this Agreement.

Third party rights

10.11	No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a Party to this Agreement.

Entire agreement

10.12	Each of the Parties to this Agreement confirms on behalf of itself and its Affiliates that this Agreement together with the other Transaction Documents, represents the entire understanding, and constitutes the whole agreement, in relation to its subject matter and supersedes any previous agreement between the Parties with respect thereto and, without prejudice to the generality of the foregoing, excludes any warranty, condition or other undertaking implied at law or by custom, usage or course of dealing.

10.13	Each Party confirms on behalf of itself and its Affiliates that:

10.13.1	in entering into this Agreement it has not relied on any representation, warranty, assurance, covenant, indemnity, undertaking or commitment which is not expressly set out or referred to in the Transaction Documents or the agreed form documents; and

10.13.2	in any event, without prejudice to any liability for fraudulent misrepresentation or fraudulent misstatement, the only rights or remedies in relation to any representation, warranty, assurance, covenant, indemnity, undertaking or commitment given or action taken in connection with this Agreement or with any of the agreed form documents are those pursuant to this Agreement or such agreed form document, and for the avoidance of doubt and without limitation, no Party has any other right or remedy (whether by way of a claim for contribution or otherwise) in tort (including negligence) or for misrepresentation (whether negligent or otherwise, and whether made prior to, or in, this Agreement).

Unenforceable provisions

10.14	If any provision or part of this Agreement is void or unenforceable due to any Applicable Law, it shall be deemed to be deleted and the remaining provisions of this Agreement shall continue in full force and effect. Each Party shall use its reasonable endeavours to replace the invalid provision in that respect with a valid and enforceable substitute provision the effect of which is as close (commercially and legally) to its intended effect as possible.

Effect of Completion

10.15	So far as it remains to be performed, this Agreement shall continue in full force and effect after Completion 1 and Completion 2. The rights and remedies of the Parties shall not be affected by Completion 1 and Completion 2.

Waiver

10.16	The rights and remedies of the Parties shall not be affected by any failure to exercise or delay in exercising any right or remedy or by the giving of any indulgence by any other Party or by anything whatsoever except a specific waiver or release in writing and any such waiver or release shall not prejudice or affect any other rights or remedies of the Parties. No single or partial exercise of any right or remedy shall prevent any further or other exercise thereof or the exercise of any other right or remedy.

Variation

10.17	No variation of this Agreement (or any of the documents referred to in it) shall be valid unless it is in writing (which, for this purpose, does not include email) and signed by or on behalf of each of the Parties. The expression “variation” includes any variation, supplement, deletion or replacement however effected.

Counterparts

10.18	This Agreement may be executed in any number of counterparts and by the Parties to it on separate counterparts, each of which when executed and delivered shall be an original, but all the counterparts together constitute one instrument.

Taxation of payments

10.19	Any payment made by or due from the Parties under, or pursuant to the terms of, this Agreement shall be free and clear of all Taxation whatsoever save only for any deductions or withholdings required by law.

Payments net of Tax

10.20	If any deductions or withholdings are required by law, or any payments made by or due from any Party under this Agreement are subject to Taxation (whether in the hands of the Investor, QIWI or otherwise), or would have been liable for Taxation but for the utilisation of any Relief in respect of such liability, the paying Party shall (unless the relevant payment is a payment of interest or the deduction, withholding or Tax arises in connection with the consideration under this Agreement) be liable to pay to the receiving Party such further sums as shall be required to ensure that the net amount received by the receiving Party will equal the full amount which would have been received under the relevant provisions of this Agreement in the absence of any such deductions, withholdings or Taxation.

No set off, deduction or counterclaim

10.21	Every payment payable by the Parties under this Agreement shall be made in full without any set off or counterclaim howsoever arising and shall be free and clear of, and without deduction of, or withholding for or on account of, any amount which is due and payable to the paying Party under this Agreement.

Costs

10.22	Except as otherwise provided in this Agreement, QIWI, the Investor and the Investor Guarantor shall each be responsible for their own costs, charges and other expenses (including those of their respective Affiliates) incurred in connection with negotiating, preparing, entering into and completing this Agreement and the other Transaction Documents (including any notarization and/or registration fees).

Further assurance

10.23	The Parties shall after each Completion Date execute all such deeds and documents and do all such things as it may be required for perfecting the transactions intended to be effected under, or pursuant to, this Agreement and for giving the Parties the full benefit of the provisions of this Agreement.

Language

10.24	This Agreement was negotiated in English and, to be valid, all certificates, notices, communications and other documents made in connection with it shall be in English, excluding when it is required under the Applicable Law to execute, perform and deliver any documents in another language. If all or any part of this Agreement or any such certificate, notice, communication or other document is for any reason translated into any language other than English the English text shall prevail. Each of the Parties understands English and is content for all communications relating to this Agreement to be served on it in English.

Independent advice

10.25	Each Party confirms it has received independent legal advice relating to all the matters provided for in this Agreement, including the provisions of this clause 10.25, and agrees, having considered the terms of this Agreement as a whole, that the provisions of this Agreement, including this clause 10.25, are fair and reasonable.

11.	NOTICES

11.1	A notice (including any approval, consent or other communication) in connection with this Agreement and the documents referred to in it or with any arbitration under this Agreement:

11.1.1	must be in writing in English;

11.1.2	for the avoidance of doubt, must not be sent by electronic mail;

11.1.3	must be delivered by hand, fax or courier using an internationally recognised courier company to the address specified below in relation to the Party to whom the notice is addressed, and marked for the attention of the person so specified, or to such other address or fax number or marked for the attention of such other person, as the relevant Party may from time to time specify by notice given in accordance with this clause.

The relevant details of each Party at the date of this Agreement are:

Investor

Address:	2/4 Letnikovskaya street, 115114, Moscow, Russia

Fax number:

Attention:	Evgeny Dankevich / Ruben Aganbegyan / Konstantin Olefir

Investor Guarantor

Address:	2/4 Letnikovskaya street, 115114, Moscow, Russia

Fax number:

Attention:	Evgeny Dankevich / Ruben Aganbegyan / Konstantin Olefir

Company

Address:	Kennedy 12, Kennedy Business Centre, 2nd floor, P.C. 1087, Nicosia, Cyprus

Fax number:

Attention:	Mr. Philios Yiangou / Mr. Sergey Solonin

11.2	In the absence of evidence of earlier receipt, any notice shall take effect from the time that it is deemed to be received in accordance with clause 11.3.

11.3	Subject to clause 11.4, a notice is deemed to be received:

11.3.1	in the case of a notice delivered by hand or courier at the address of the addressee given in clause 11.1.3 above, upon delivery at that address; and

11.3.2	in the case of a notice delivered by fax, at the time of transmission (provided that a transmission report from the machine from which the fax was sent is received by the sender which indicates that the fax was sent in its entirety to the fax number of the recipient).

11.4	A notice received, or deemed to be received, on a day which is not a business day in the place of receipt, or after 5pm on any business day in the place of receipt, shall be deemed to have been received on the next following business day in the place of receipt (and for the purposes of this Clause, a business day in the place of receipt shall mean a day (other than a Saturday or Sunday) on which banks are open for general business in that place).

11.5	The parties agree that the provisions of this clause shall not apply to the service of any writ, summons, order, judgment or other document relating to or in connection with any legal proceedings and service of any request for arbitration or other document in arbitral proceedings commenced pursuant to this Agreement or any of the Transaction Documents shall be at the address given at clause 12.

12.	GOVERNING LAW AND DISPUTE RESOLUTION

12.1	This Agreement and any dispute, controversy or claim arising out of or in connection with it or its subject matter, existence, negotiation, validity, termination, breach or enforceability (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of England and Wales.

12.2	Any dispute, controversy or claim arising out of or in connection with this Agreement or its subject matter, including any question regarding its existence, negotiation, termination, breach, validity or enforceability (including any non-contractual disputes or claims) (Dispute) shall be referred to, and finally resolved by, arbitration under the Rules of Arbitration (the LCIA Rules) of the London Court of International Arbitration (the LCIA) which rules are deemed to be incorporated by reference into this clause 12.2.

12.3	There shall be three (3) arbitrators appointed in accordance with the LCIA Rules. The claimant Party and the respondent Party shall each nominate one (1) arbitrator. Where either Party fails to nominate an arbitrator within the time provided by the LCIA Rules, that arbitrator shall be appointed by the LCIA. The third arbitrator, who shall act as the chairman of the tribunal, shall be nominated by agreement of the first two (2) party-appointed arbitrators within fifteen (15) Business Days of the confirmation of the appointment of the second arbitrator, or in default of such agreement, appointed by the LCIA. Notwithstanding anything to the contrary in the LCIA Rules, in agreeing upon a third arbitrator, the two arbitrators may communicate directly with each other and their respective appointing parties. Each Party expressly agrees and consents to this process for nominating and appointing the arbitrators and, in the event that this clause 12.3 operates to exclude a Party’s right to choose its own arbitrator, irrevocably and unconditionally waives any right to do so.

12.4	The seat, or legal place, of arbitration shall be London, England.

12.5	The language of the arbitration proceedings shall be English.

12.6	The award of the arbitrators shall be final and binding on the Parties, their successors and assigns.

12.7	Nothing in clauses 12.2 to 12.6 shall limit the rights of the Parties to bring proceedings against another Party in any court of competent jurisdiction in order to:

12.7.1	enforce an arbitration award rendered in accordance with clauses 12.2 to 12.6; or

12.7.2	make a claim for interim or injunctive relief.

12.8	If a Dispute between the Parties under this Agreement is referred to arbitration pursuant to clause 12.2 above, any other Dispute or any dispute, controversy or claim between the same Parties under or connected to any other Transaction Document may be brought in the same arbitration.

12.9	Each Party agrees that if more than one arbitration is commenced under this Agreement or any document related to this Agreement or any other Transaction Document, and any Party contends that two or more arbitrations are substantially related and that the issues should be heard in one proceeding, the arbitral tribunal appointed in such proceedings as have been filed with the LCIA first in time shall have the discretion to determine whether, in the interests of justice and efficiency and taking into account the stage of the proceedings and all other relevant circumstances, the proceedings should be consolidated before that arbitral tribunal and any Party should be joined to such proceedings.

12.10	Each Party agrees that it may be joined as an additional party to an arbitration involving other Parties under this Agreement or any document related to this Agreement or any other Transaction Document. Any joined Party (even if it chooses not to participate in the arbitral proceedings) shall be bound by any award rendered by the arbitral tribunal.

12.11	The law of this arbitration agreement shall be the law of England and Wales.

12.12	QIWI and the Investor hereby irrevocably undertake to at all times maintain an agent with an address in England and Wales for service of process and any other documents in proceedings in England or any other proceedings in connection with any of the Transaction Documents, and to keep the other Party advised of the identity and address of such agent, for so long as it has any obligations under any of the Transaction Documents. Any claim form, request for arbitration, judgement or any other notice of legal process whatsoever shall be sufficiently served on:

(a) QIWI, if delivered to:

QIWI plc

c/o Law Debenture Corporate Services Limited

Fifth Floor

100 Wood Street

London EC2V 7EX

United Kingdom

or

(ii) if delivered to the last address notified to the Investor as an address for service under this clause 12.

(b) The Investor, if delivered to:

(i) Otkritie Capital International Limited

12th Floor, 88 Wood Street,

London, EC2V 7RS

United Kingdom

or

(ii) if delivered to the last address notified to the Investor as an address for service under this clause 12.

(c) (b) The Investor Guarantor, if delivered to:

(i) Otkritie Capital International Limited

(or to any other registered office in England and Wales of Otkritie Capital International Limited from time to time); or

(ii) if delivered to the last address notified to the Investor as an address for service under this clause 12.

This Agreement has been duly executed by the Parties (or their duly authorised representatives) on the date specified at the beginning of this Agreement.

SCHEDULE 1

CIHRUS

1.	Company name:	CIHRus Limited Liability Company

2.	State registration number:	1127746224792

3.	Date of registration:	March 29th, 2012

4.	Place of registration:	Moscow

5.	Address of registered office:	11k1, Aviamotornaya street, 111020 Moscow, Russia

6.	General Director:	Mr. Alexei Yur’evich Abrameytsev

7.	Board of Directors:	None

8.	Tax residence:	Russian Federation

9.	Tax identification number:	7722772200

10.	Registrar:	N/A

11.	Registered shareholders (names and stakes):	Otkritie Investments Cyprus Limited - 70%; INVESTAKTIV, LLC - 30%

NKO Rapida

1.	Company name:	Nonbank Credit Institution Rapida, Limited Liability Company

2.	State registration number:	1037700111679

3.	Date of registration:	May 15th, 2001

4.	Place of registration:	20 bldg. 2, Usievicha street, 125190, Moscow, Russia

5.	Address of registered office:	20 bldg. 2, Usievicha street, 125190, Moscow, Russia

6.	General Director:	Mr. Oleg Aleksandrovich Grishin

7.	Board of Directors:	Mr. Evgeny Leonidovich Dankevich Mr. George Anatolyevich Shabad Ms. Elena Vladimirovna Budnik Mr. Oleg Aleksandrovich Grishin

8.	Tax residence:	Russian Federation

9.	Tax identification number:	7744000775

10.	Registrar:	N/A

11.	Registered shareholders (names and stakes):	Attenium LLC - 100%

Attenium LLC

1.	Company name:	Attenium Limited Liability Company

2.	State registration number:	1057749008844

3.	Date of registration:	November 10th, 2005

4.	Place of registration:	Moscow, Inter-District Inspectorate No. 46 of Federal Tax Service

5.	Address of registered office:	8 bldg. 5A, Barrikadnaya street, 123242 Moscow, Russia

6.	General Director:	Ms. Olga Vasilievna Shamanina

7.	Board of Directors:	None

8.	Tax residence:	Russian Federation

9.	Tax identification number:	7728564446

10.	Registrar:	N/A

11.	Registered shareholders (names and stakes):	1) CIHRus LLC – 99,999% 2) INVESTAKTIV, LLC – 0,001%

1.	Company name:	Processing Center Rapida, Limited Liability Company

2.	State registration number:	5077746771196

3.	Date of registration:	May 10th, 2007

4.	Place of registration:	Moscow, Inter-District Inspectorate No. 46 of Federal Tax Service

5.	Address of registered office:	8 bldg. 5A, Barrikadnaya street, 123242 Moscow, Russia

6.	General Director:	Mr. Aleksandr Aleksandrovich Dibrov

7.	Board of Directors:	None

8.	Tax residence:	Russian Federation

9.	Tax identification number:	7703633754

10.	Registrar:	N/A

11.	Registered shareholders (names and stakes):	Attenium LLC – 100%

1.	Company name:	Gikor, Limited Liability Company

2.	State registration number:	5087746545959

3.	Date of registration:	December 05th, 2008

4.	Place of registration:	Moscow, Inter-District Inspectorate No. 46 of Federal Tax Service

5.	Address of registered office:	2A, Sharikopodshipnikovskaya street, 115088, Moscow, Russia

6.	General Director:	Mr. Vladimir Vladimirovich Sorokin

7.	Board of Directors:	None

8.	Tax residence:	Russian Federation

9.	Tax identification number:	7723689508

10.	Registrar:	N/A

11.	Registered shareholders (names and stakes):	Attenium LLC – 100%

SCHEDULE 2

COMPLETION OBLIGATIONS

PART 1 – OBLIGATIONS OF THE PARTIES AT THE COMPLETION 1

1.	Completion obligations

1.1	At the Completion Date 1, QIWI shall:

1.1.1	procure that the Investor is entered into the register of members of QIWI as the registered holder of the Subscription Shares 1 and deliver to the Investors a copy of the same;

1.1.2	execute in the presence of the Notary and under the Notary’s certification the Transfer Agreement 1 and any applications required under the Applicable Law for state registration of transfer of the Instalment 1 from the Investor to QIWI;

1.1.3	deliver an extract of the minutes of a duly held meeting of the directors (or a duly constituted committee thereof) of QIWI authorising the execution by QIWI of this document and any document to be delivered by QIWI at or prior to the Completion Date 1, and, where such execution is authorised by a committee of the board of directors of QIWI, an extract of the minutes of a duly held meeting of the directors constituting such committee or the relevant extract thereof); and

1.1.4	deliver an extract of the minutes of a duly held meeting of the directors (or a duly constituted committee thereof) of QIWI authorising the issue and allotment of Subscription Shares to the Investor;

1.1.5	deliver a copy of the power of attorney authorising the representative of QIWI to execute this Agreement and the Transaction Documents on behalf of QIWI, if any, certified by a director or secretary of QIWI to be a true and complete copy.

1.2	At the Completion Date 1, the Investor shall:

1.2.1	execute in the presence of the Notary and under the Notary’s certification the Transfer Agreement 1 and any applications required under the Applicable Law for state registration of transfer of the Instalment 1 from the Investor to QIWI;

1.2.2	deliver an extract of the minutes of a duly held meeting of the directors (or a duly constituted committee thereof) of the Investor and of the Investor Guarantor authorising the execution by the Investor of this document and any document to be delivered by the Investor and by the Investor Guarantor at or prior to the Completion Date 1, and, where such execution is authorised by a committee of the board of directors of the Investor or of the Investor Guarantor, an extract of the minutes of a duly held meeting of the directors constituting such committee or the relevant extract thereof);

1.2.3	deliver a copy of the power of attorney authorising the representative of the Investor to execute this Agreement and the Transaction Documents on behalf of the Investor, if any, certified by a director or secretary of the Investor to be a true and complete copy;

1.2.4	deliver the seals, minute books, statutory registers and share certificate books of each Group Company (in each case up to the date up to but not including Completion Date 1), to the extent not in the possession of the relevant Group Company; and

1.2.5	to the extent not in the possession of the Group Companies, deliver to QIWI all books and records of the Group Companies.

1.3	At the Completion Date 1, the Parties shall give irrrevocable instructions to the Notary to initiate registration of QIWI as the registered owner of Instalment 1 with the Unified State Register of Legal Entities as soon as practicable pursuant to Article 21(14) of the LLC Law.

2.	Post-Completion obligations

2.1	Within 30 (thirty) calendar days after the Completion Date 1 QIWI shall execute and deliver (or procure the execution and delivery of) share certificate in respect of the Subscription Shares 1 to the Investor.

2.2	Within 3 (three) Business Days after the Completion Date 1 QIWI shall notify in writing CIHRUS about the transfer of the Instalment 1 from the Investor to QIWI.

2.3	Within 30 (thirty) calendar days after the Completion Date 1 QIWI shall notify in writing, if required, the Governmental Authorities about its acquisition of Instalment 1.

2.4	Within 20 (twenty) calendar days after the Completion Date 1, with respect to the operation of each bank account of any Group Company, the Investor shall procure that such changes are made to the mandates as QIWI may reasonably require by notice in writing given to the Investor not less than 10 Business Days prior to Completion 1.

PART 2 – OBLIGATIONS OF THE PARTIES AT THE COMPLETION 2

1.	Completion obligations

1.1	At the Completion Date 2, QIWI shall:

1.1.1	procure that the Investor is entered into the register of members of QIWI as the registered holder of the Subscription Shares 2 and deliver to the Investor a copy of the same;

1.1.2	execute in the presence of the Notary and under the Notary’s certification the Transfer Agreement 2 and any applications required under the Applicable Law for state registration of transfer of the Instalment 2 from the Investor to QIWI;

1.1.3	deliver an extract of the minutes of a duly held meeting of the directors (or a duly constituted committee thereof) of QIWI authorising the execution by QIWI of this document and any document to be delivered by QIWI at or prior to the Completion Date 2, and, where such execution is authorised by a committee of the board of directors of QIWI, an extract of the minutes of a duly held meeting of the directors constituting such committee or the relevant extract thereof); and

1.1.4	deliver a certified copy of any power of attorney under which any of the foregoing documents are executed.

1.2	At the Completion Date 2, the Investor shall:

1.2.1	execute in the presence of the Notary and under the Notary’s certification the Transfer Agreement 2 and any applications required under the Applicable Law for state registration of transfer of the Instalment 2 from the Investor to QIWI;

1.2.2	deliver an extract of the minutes of a duly held meeting of the directors (or a duly constituted committee thereof) of the Investor and of the Investor Guarantor authorising the execution by the Investor of this document and any document to be delivered by the Investor and by the Investor Guarantor at or prior to the Completion Date 2, and, where such execution is authorised by a committee of the board of directors of the Investor or of the Investor Guarantor, an extract of the minutes of a duly held meeting of the directors constituting such committee or the relevant extract thereof);

1.2.3	deliver a certified copy of any power of attorney under which any of the foregoing documents are executed.

1.3	At the Completion Date 2, the Parties shall give irrevocable instructions to the Notary to initiate registration of QIWI as the registered owner of Instalment 2 with the Unified State Register of Legal Entities as soon as practicable pursuant to Article 21(14) of the LLC Law.

2.	Post-Completion obligations

2.1	Within 30 (thirty) calendar days after the Completion Date 2 QIWI shall execute and deliver (or procure the execution and delivery of) share certificate in respect of the Subscription Shares 2 to the Investor.

2.2	Within 3 (three) Business Days after the Completion Date 2 QIWI shall notify in writing CIHRUS about the transfer of the Instalment 2 from the Investor to QIWI.

2.3	Within 30 (thirty) calendar days as from the Completion Date 2 QIWI shall notify in writing, if required, the Governmental Authorities about its acquisition of Instalment 2.

SCHEDULE 3

WARRANTIES

1.	Capacity

(a)	The Investor has the requisite capacity, power and authority to enter into and to perform its obligation under each Transaction Document to which it is a party.

(b)	Each Transaction Document to which the Investor is a party constitutes or will, when executed, constitute legally valid and binding obligations on the Investor in accordance with its terms.

(c)	The execution of and the compliance with the terms of each Transaction Document to which the Investor is a party do not and will not conflict with or constitute a default under any provision of:

(i)	any agreement to which the Investor is a party; or

(ii)	the constitutional documents of the Investor; or

(iii)	any lien, order, judgement, decree or regulation or any other restriction by which the Investor is bound.

(d)	No announcements, consultations, notices, reports or filings are required to be made in connection with the transactions contemplated by the Transaction Documents other than the filling of the notice on the transfer of ownership over the Instalment 1 and the Instalment 2 with the Unified State Register of Legal Entities.

(e)	No person is entitled to receive from the Group Companies any finder’s fee, brokerage or commission in connection with this Agreement or the sale of the Interest.

2.	Title

(a)	Each Group Company is a company duly organised and validly existing under the laws of the Russian Federation and has all requisite corporate power and authority to carry on the business and to own, use, lease and operate the assets which it currently owns, uses, leases and operates in connection with the Ordinary Course of Business.

(b)	The charter capital of each Group Company is fully paid-up in accordance with the laws of the Russian Federation and is not subject to any rights of first refusal, buy-out and similar rights, calls or assessments other than those provided for by the LLC Law.

(c)	No person is entitled to require any Group Company to issue any share or charter capital either now or at any future date whether contingently or not.

(d)	As of the date of this Agreement and as of Completion Date 1, the Investor is the sole legal and beneficial owner of Instalment 1 and there are no Encumbrances over Instalment 1.

(e)	As of Completion Date 2, the Investor is the sole legal and beneficial owner of Instalment 2 and there are no Encumbrances over Instalment 2.

3.	Authority

(a)	The execution of and the compliance with the terms of the Transaction Documents by the Investor do not and will not conflict with or constitute a default under any provision of (i) the constitutional and corporate documents of any Group Company; or (ii) any lien, order, judgement, decree or regulation or any other restriction of any kind by which a Group Company is bound.

(b)	All consents, approvals, registrations, authorisations or permits which are required to be obtained by the Investor in connection with the execution and performance of the Transaction Documents, including the transfer of the Interests to QIWI, have been duly obtained.

4.	Insolvency

(a)	For the purposes of this Warranty, Insolvency Proceedings means the proceedings contemplated by the Russian Federal Law No. 127-FZ On Insolvency dated October 26, 2002 (as amended) or analogous proceedings under the laws of Cyprus.

(b)	None of the Group Companies, the Investor, nor the Investor Guarantor are involved in or subject to any Insolvency Proceedings.

(c)	There are no circumstances which require or would enable any Insolvency Proceedings to be commenced in respect of any Group Company or the Investor.

(d)	Neither the Investor nor any Group Company has become incapable of paying its indebtedness or has become insolvent under any other grounds in any jurisdiction.

5.	Subsidiaries

(a)	CIHRUS has no Subsidiaries and has not agreed to acquire any securities of any other corporation (whether incorporated in the Russian Federation or elsewhere) other than those companies identified in Schedule 1 (Details of the Group Companies).

(b)	Except as Disclosed, no Group Company has any branch or any permanent establishment outside its country of incorporation.

(c)	No Group Company is or has agreed to become a member of any partnership, joint venture, consortium or other similar enterprise or arrangement.

6.	Compliance with Statutes

(a)	No Group Company nor, to the Investor’s knowledge, any of its officers, agents and employees (during the course of their duties), has done or omitted to do anything which is a contravention of any statute (including but not limited to the Competition Law), order, regulation or the like giving rise to any fine, penalty or other liability or sanction that is or exceeds RUB 40,000,000 (forty million roubles) on the part of that Group Company.

(b)	No Group Company nor, to the Investor’s knowledge, any of its officers, agents and employees (during the course of their duties), has done or omitted to do anything which is a contravention of any local legislation which, in the Ordinary Course of Business, be reasonably likely to lead to the termination of Material Contracts of a Group Company.

(c)	Each Group Company has complied in all material respects with its constitutional documents and internal regulations including but not limited to all corporate approvals, consents, waivers and procedures required to enter into any transaction.

7.	Licenses

Each Group Company has all licences (including statutory licences) consents, permits and authorisations necessary to own and operate its assets and to carry on its business as it does at present and, to the Investor’s knowledge, there is nothing that might result in the revocation, suspension or modification of any of those licences or consents or that might prejudice their renewal and no notices have been received by any Group Company relating to the termination or cancellation of such permits or authorisations.

8.	Litigation

(a)	No Group Company is engaged in any litigation or arbitration proceedings against it (civil, criminal, administrative or otherwise) and, to the best of Investor’s knowledge, there are no such proceedings threatened or pending against any Group Company and there is no such action threatened or pending against any chief executive officer or a member of the management board of any Group Company in connection with activities carried out in their relevant capacity, which in each case if ruled against the Group Company would result in a liability in excess of RUB 40,000,000 (forty million roubles).

(b)	To the Investor’s knowledge and except as Disclosed, no Group Company is the subject of any investigation, enquiry or enforcement proceedings or process by any governmental, administrative or regulatory body nor is the Investor aware of anything which is likely to give rise to any such investigation, enquiry, proceedings or process, other than regular and routine enquires from the Central Bank of Russia.

9.	Assets and Leases

(a)	No Group Company is a party to any Lease or has entered into any arrangement in respect of a Lease other than the Leases of the premises at the addresses listed in Schedule 7.

(b)	The Leases listed in Schedule 7 are in full force and effect and the parties to each of the Leases have complied with their respective obligations under the Leases.

(c)	No holder of any Lease has, since the Accounts Date, informed any Group Company that it will or is likely to modify, amend or terminate any lease contract with the relevant Group Company or reduce the level of business it currently does with that Group Company whether as a result of the proposed acquisition of that Group Company by QIWI or otherwise.

(a)	The Assets and the Leases comprise all the assets sufficient for the continuation of the same business as carried on by the Group Companies as at the date of this Agreement.

(b)	In respect of the Assets:

(i)	each Asset is held by a Group Company that has the legal, valid and exclusive ownership right to such Asset;

(ii)	no third party has any right title or interest in any of the Assets;

(iii)	there is no Encumbrance on, over or affecting any of the Assets or any commitment to give or create any of the foregoing;

(iv)	all payments required to be made by each Group Company in respect of any of the Assets have been made by the relevant Group Company; and

(v)	no Group Company has outstanding liabilities in respect of any of the Assets.

For the purpose of this clause Assets means the assets owned and/or used by Group Companies and which are necessary for the Ordinary Course of Business.

10.	Banking regulations

(a)	NKO Rapida holds a licence on banking operations issued by the Central Bank of the Russian Federation which enables it to carry on its business as it does at present and, to the Investor’s knowledge, there is nothing that might result in the revocation, cancellation or suspension of the license, and no notices have been received by the Investor relating to the revocation, cancellation or suspension of such license.

(b)	Except as Disclosed, NKO Rapida carries out its banking activity in accordance with applicable legislation, including without limitation Russian legislation on credit organizations and the requirements of Central Bank of the Russian Federation. All internal documentation of NKO Rapida for that purpose is duly drafted and approved and any and all mandatory notices to the Central Bank of the Russian Federation have been duly provided.

(c)	Except as Disclosed, NKO Rapida has rectified any and all violations identified by the Central Bank of the Russian Federation and Federal Service on financial monitoring on the basis of orders and acts received therefrom and, to the Investor’s knowledge, there is nothing that might result in such orders or acts to be provided to QIWI.

(d)	Except as Disclosed, NKO Rapida has all necessary compliance procedure in place for the purpose of bank secrecy regime and, to the Investor’s knowledge, there is nothing that might result in a breach or violation of such regime and no notices have been received by NKO Rapida relating to the breach of such regime.

(e)	Except as Disclosed, NKO Rapida has duly prepared and submitted in time all required bank reports, including reporting to the Central Bank of the Russian Federation in accordance with applicable laws.

(f)	Except as Disclosed, the security systems of NKO Rapida meet the requirements of the Central Bank of the Russian Federation on informational security of the banking systems in all material respects and there is nothing that has resulted or, to the Investor’s knowledge, might result in a breach of the security systems of NKO Rapida and no notices, orders, or acts have been received by NKO Rapida regarding such a breach.

(g)	Except as Disclosed, each Group Company is in compliance with Applicable Law regulating Russian national payment systems and, to the Investor’s knowledge, and there is nothing that might result in breach by any Group Company of that law or incur any potential financial liability or undertaking on any Group Company in connection with it.

11.	Financials

(a)	No Group Company has any liabilities other than those disclosed in the Accounts.

(b)	The Accounts:

(i)	have been prepared in accordance with Russian Accounting Standards;

(ii)	correctly state the assets of each Group Company and give a true and fair view of the state of affairs of each Group Company and of the profit or loss of each Group Company in respect of the periods for which they were prepared;

(iii)	contain either provisions adequate to cover, or full particulars in notes of, all Taxation (including deferred Taxation) and other liabilities (whether quantified, contingent or otherwise) of each Group Company as at the Accounts Date.

(c)	Since the Accounts Date:

(i)	Except as Disclosed, no Group Company has:

(A)	entered into any Material Contract or any unusual contract or commitment or otherwise departed from its Ordinary Course of Business; or

(B)	assumed, guaranteed, endorsed or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person other than in the Ordinary Course of Business; or

(C)	permitted or allowed any real property or any movable property to be mortgaged, pledged or subjected to any other Encumbrance other than in the Ordinary Course of Business; or

(D)	entered into any transaction with the Investor or other participant of that Group Company or any Affiliate of the Investor or other participant of that Group Company other than in the Ordinary Course of Business; or

(E)	suffered any casualty loss, physical damage or destruction, whether or not covered by insurance, adversely affecting the business of the Group Companies; or

(F)	satisfied and discharged any Encumbrances, or paid any obligation or liability other than current liabilities incurred in the Ordinary Course of Business consistent with its past practice; or

(G)	amended its constitutional documents, entered into any agreement or merger, consolidation or reorganisation, dissolved or entered into any plan of liquidation or dissolution, purchased or issued any interests or other securities or entered into any commitments or arrangements for the voting, purchase, redemption or issuance of any interests or other securities.

(ii)	there has been:

(A)	no material deterioration in the turnover, the financial or trading position or the prospects of any Group Company;

(B)	no loans, credits, guarantees in respect of liabilities of third parties or transactions which have resulted or may result in any indebtedness of QIWI to third parties.

(d)	No Group Company has disposed of any of the assets included in the Accounts or acquired or agreed to acquire any asset since the Accounts Date other than in the Ordinary Course of Business.

12.	Commercial

(a)	Each Group Company has observed and performed its trading contracts in all material respects.

(b)	No Group Company is a party to any existing contract, arrangement, or obligation which, whether by reason of its nature, term, scope, price or otherwise, is or is likely to be of material importance to its business, profits or assets, and which:

(i)	is not in the Ordinary Course of its Business; or

(ii)	is expected to result in a loss in excess of RUB 40,000,000 (forty million roubles) to QIWI on completion of performance; or

(iii)	is of an onerous nature or cannot be fulfilled or performed by QIWI on time and without undue or unusual expenditure of money and effort.

13.	Records

(a)	All records or other documents recording or evidencing any contract of each Group Company or required for the exercise of any such right are in the possession or under the exclusive control of each Group Company.

14.	Tax

(a)	Each Group Company has within the time and in the manner prescribed by law:

(i)	duly filed with the appropriate taxing authorities all Tax Returns required to be filed by or with respect to the relevant Group Company or with respect to their assets, and all such Tax Returns are true, correct and complete in all material respects;

(ii)	timely paid in full all Taxes shown to be due on such Tax Returns or otherwise due and payable with respect to the relevant Group Company or the assets of the relevant Group Company; and

(iii)	complied with all applicable laws, rules and regulations relating to the withholding of Taxes and the payment of withheld Taxes.

(b)	The Tax Returns referred to in paragraph (a) above are not currently the subject of any audit or other proceeding by a tax administration or any local or foreign Governmental Authority and no such audit or proceeding is threatened against the relevant Group Company.

(c)	There are no Encumbrances for Taxes upon the assets of any Group Company.

(d)	No Group Company has received any notice of deficiency or assessment from any national, local or foreign Governmental Authority with respect to any liability for Taxes or with respect to its business or the assets of the relevant Group Company, which liability has not been fully paid or finally settled. No administrative, judicial or other proceeding is presently pending with respect to any Taxes or Tax Returns of any Group Company or with respect to the business or the assets of any Group Company.

(e)	All necessary information, notices, accounts, statements, reports, computations, assessments and returns which ought to have been made or given, have been properly and duly submitted by each Group Company to the tax authorities and all information, notices, computations, assessments and returns submitted to the tax authorities are true and accurate and are not the subject of any dispute with a value in excess of RUB 40,000,000 (forty million roubles) nor are likely to become the subject of any dispute with a value in excess of RUB 40,000,000 (forty million roubles) with such authorities.

(f)	All Taxation of any nature whatsoever for which any Group Company is liable to account has been duly paid (insofar as such Taxation ought to have been paid) and without prejudice to the generality of the foregoing each Group Company has made all such deductions and retentions as it was obliged or entitled to make and all such payments as should have been made.

(g)	No Group Company has within the past twenty-four months received any notice of enquiry or suffered any enquiry, investigation audit or visit by the tax authorities (other than an audit visit made by the tax authorities in the Ordinary Course of Business), and no such enquiry, investigation audit or visit, so far as the Investor is aware, is planned for the next twelve months.

15.	Liabilities

(a)	Other than the Credit Facilities, there are no material facilities for overdrafts, loans, acceptance credits and other finance available to the Group Companies (including any financing arrangements not shown in the Accounts) with a total amount available under such facility in excess of RUB 40,000,000 (forty million roubles); and, to the Investor’s knowledge, each Group Company has complied, in all material respects, with the terms of those facilities.

(b)	No Group Company is a party to and is liable under a guarantee, indemnity or other agreement to secure or incur a financial or other obligation with respect to another person’s obligation other than where such guarantee or indemnity is entered into in the Ordinary Course of Business.

(c)	No part of the loan capital, borrowing or indebtedness in the nature of borrowing of any Group Company is dependent on the guarantee or indemnity of, or security provided by, another person.

(d)	No event has occurred or is subsisting or been alleged or, to the Investor’s knowledge, is likely to arise which:

(i) constitutes an event of default, or otherwise gives rise to an obligation to repay, or to give security under an agreement relating to borrowing or indebtedness in the nature of borrowing (or will do so with the giving of notice or lapse of time or both);

(ii) will lead to an Encumbrance constituted or created in connection with borrowing or indebtedness in the nature of borrowing, a guarantee, an indemnity, suretyship or other obligation of any Group Company becoming enforceable (or will do so with the giving of notice or lapse of time or both); or

(iii) with the giving of notice and/or lapse of time constitute or result in a default or the acceleration of any obligation under any agreement or arrangement to which any Group Company is a party or by which it or any of its properties, revenues or assets is bound.

16.	Intellectual Property

(a)	Each Group Company is an owner of all intellectual property rights (registered and unregistered) free from all Encumbrances which are required in the Ordinary Course of Business and/or operations. All rights on intellectual property and/or licenses which each Group Company holds are in full legal force, except as would not, individually or in the aggregate, have a Material Adverse Effect. All registration and renewal fees payable in respect of any of the intellectual property that each Group Company holds have been paid up to date. No Group Company has taken any actions or done any omissions as a result of which such intellectual property rights of the relevant Group Company have been threatened, except as would not, individually or in the aggregate, have a Material Adverse Effect.

(b)	There are no agreements or arrangements in effect whereby a licence, sub-licence or other permission to use has been granted by, or is obliged to be granted by any Group Company in respect of any Intellectual Property (other than where such agreements or arrangements are between the Group Companies).

(c)	To the Investor’s knowledge, the activity of each Group Company has not violated and will not lead to violation of intellectual property rights of any third party and there have not been any claims or lawsuits from the third party for such violation other than those Disclosed.

(d)	All registration and renewal fees have been paid in relation to the Intellectual Property which is registered or applied for in the name of each Group Company. All steps have been taken diligently for the prosecution and maintenance of such Intellectual Property and all steps have been taken diligently for the maintenance and protection of unregistered Intellectual Property owned by each Group Company, except as would not, individually or in the aggregate, have a Material Adverse Effect.

(e)	No proceedings claims or complaints have been brought or threatened by any third party or competent authority in relation to the Intellectual Property owned by or licensed to any Group Company including any concerning title subsistence validity or enforceability or grant of any right or interest in such Intellectual Property.

(f)	To the Investor’s knowledge, no third party is infringing or misusing or threatening to infringe or misuse the Intellectual Property owned by or licensed to any Group Company.

(g)	No Group Company is subject to any injunction, undertaking or court order or order of any other authority of competent jurisdiction not to use or restricting the use of any Intellectual Property.

17.	Employees

(a)	No Group Company employs any employee other than those listed in Schedule 8 (Employees).

(b)	Except as Disclosed, all of the employees are employed on the basis of the standard contract provided to QIWI in course of due diligence and are not entitled to any remuneration or other benefits other than as specified in the contracts provided.

(c)	To the Investor’s knowledge, each Group Company has in all material respects complied with its obligations under applicable law to applicants for employment, its employees and former employees, any relevant trade union, works council and employee representatives.

(d)	No claim in relation to employees or former employees of any Group Company has been made against the relevant Group Company or against any person whom the relevant Group Company is liable to indemnify.

(e)	No Group Company has made, announced or proposed any material changes to the salaries or benefits of any employee inconsistent with past practice of such Group Company, and no Group Company is under any express or implied obligation to make any such changes with or without retrospective operation.

(f)	All salaries, wages, fees and other benefits of all employees of each Group Company have, to the extent due, been paid or discharged in full together with all related payments to third party benefit providers and relevant authorities.

(g)	No employees of any Group Company are members of a trade union, staff association or any other body representing workers and no such union, association or body is recognised by any Group Company for the purposes of collective bargaining.

(h)	There is not, and during the three years preceding the date of this Agreement there has not been, any collective labour dispute or industrial action affecting any Group Company.

(i)	No employee of any Group Company has within a period of three years before the date of this Agreement been presented with any criminal charges relating to the business of any Group Company.

(j)	No Group Company makes any payments to any person who is not a party to an employment contract with the relevant Group Company as at the date of this Agreement and no Group Company is or will be required to make any payments to, on behalf of, or in respect of any person who is not a party to an employment contract with the relevant Group Company as at the date of this Agreement.

(k)	There are no amounts owing or agreed to be loaned or advanced by any Group Company to any employee (other than amounts representing remuneration accrued due for the current pay period, accrued holiday pay for the current holiday year or for reimbursement of expenses).

(l)	No enquiry or investigation affecting any Group Company or the Investor has been made or threatened by any governmental, regulatory, supervisory, statutory or professional body in respect of any act, event, omission or other matter arising out of or in connection with:

(i) any application for employment by any person; or

(ii) the employment (including terms of employment, working conditions, benefits and practices) or termination of employment of any person,

having an adverse consequence for the operation of the business of the Group and, to the Investor’s knowledge, there is no circumstance which may give rise to any such claim or investigation.

18.	Contracts

(a)	Complete and accurate copies of each Material Contract to which each Group Company is a party are attached to the Disclosure Letter, and no additional terms or modified terms have been agreed between the parties to such Material Contracts that are not expressly included in such copies.

(b)	There is not outstanding any contract or arrangement to which the Investor or the Investor Guarantor (or any of their Related Parties) is a party or of which either the Investor or the Investor Guarantor has the benefit which would have to be assigned to or vested in any Group Company to enable such Group Company to carry on its business.

(c)	There is not outstanding any contract or arrangement between the Investor or the Investor Guarantor (or any of their Related Parties) relating to the management of any Group Company’s business or conduct of such Group Company’s affairs.

(d)	To the Investor’s knowledge, there has been no breach of the terms of any Material Contract or instrument with a value in excess of RUB 40,000,000 (forty million roubles) to which any Group Company is a party by any other party thereto.

(e)	No default or event (including the sale of the Interest to QIWI) has occurred, to the Investor’s knowledge, as a result of which:

(i)	any Material Contract or arrangement with a value in excess of RUB 40,000,000 (forty million roubles) to which any Group Company is a party or any material right or privilege which any Group Company enjoys will or may be varied as to its material terms or conditions or be terminated;

(ii)	any indebtedness in excess of RUB 40,000,000 (forty million roubles) of any Group Company will or may become payable or any security given by any Group Company that if enforced would have a Material Adverse Effect on the Group Companies, taken as a whole, will or may become enforceable;

(iii)	any grant made or financial assistance given to any Group Company by any national, supra-national or local authority will or may become repayable or forfeited in whole or in part.

19.	U.S. Securities Laws Compliance

(a)	The Investor is not a “U.S. person” (as such term is defined in Regulation S of the Securities Act).

(b)	Neither the Investor nor any of its affiliates (as defined in Rule 405 under the Securities Act) or any person acting on its or their behalf has engaged in any directed selling efforts (as such term is defined in Regulation S of the Securities Act) in connection with the issuance of the Subscription Shares.

20.	Money laundering laws

(a)	The operations of each Group Company are, and have been, conducted in compliance in all material respects with all anti-money laundering laws and all financial record keeping and reporting requirements, rules, regulations and guidelines, in each case, applicable to it (collectively, Money Laundering Laws) and no investigation, action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any Group Company with respect to Money Laundering Laws is pending and, to the Investor’s knowledge, no such actions, suits or proceedings are or have been threatened.

21.	Sanctions

(a)	No Group Company nor, to the Investor’s knowledge, any of their directors, officers, employees, agents or affiliates:

(a)	is in violation of, or has violated, any applicable Sanctions;

(b)	is conducting any business dealings or activities in a violation of any applicable Sanctions.

(b)	No Group Company, nor, to the Investor’s knowledge, any of their affiliates, directors, officers, employees, agents or distributors, has been, in the past five (5) years, engaged in or been subject to any litigation, arbitration, settlement, alternative dispute resolution proceedings or process, proceedings (including criminal and/or administrative proceedings), enquiry or investigation (including with or by any governmental, administrative or regulatory body) (Action) concerning or relating to any Sanctions and/or Sanctions Targets.

(c)	None of the Interests or assets and/or financial or commercial interests of the Group Companies are, or have been, subject to any freeze, prohibition, restriction or block under or pursuant to any Sanctions.

22.	Consequences of Sale

(1)	Compliance with the terms of the Transaction Documents does not:

(a)	constitute a default under any provision of:

(i)	any Material Contract or instrument with a value in excess of RUB 40,000,000 (forty million roubles) to which any Group Company is a party or by which the relevant Group Company is bound; or

(ii)	any lien, lease, order, judgment, award, injunction, decree, law, ordinance or regulation or any other restriction of any kind or character with a value in excess of RUB 40,000,000 (forty million roubles) by which any Group Company is bound; or

(b)	relieve any other party to a Material Contract with any Group Company of its obligations or enable that party to vary or terminate its rights or obligations under that contract or result in the loss of a benefit under or require any consent under any Material Contract; or

(c)	result in the creation or imposition of any Encumbrance on any of the material property or assets of any Group Company.

For the purposes of this warranty, “material” means any contract (i) which involves revenue or expenditure of any Group Company in excess of RUB 40,000,000, or (ii) which is incapable of termination by any Group Company on 12 months’ notice or less without penalty, or (iii) which is otherwise of operational or strategic importance to the Group and which, if terminated, would not reasonably be expected to be capable of replacement on materially similar terms.

(2)	No material customer or source of supply has, since the Accounts Date, informed any Group Company that it will or is likely to terminate any contract with the relevant Group Company or reduce the level of business it does with the relevant Group Company whether as a result of the proposed acquisition of the Group Company by QIWI or otherwise. For these purposes, a material customer or source of supply is one in which, in the financial period immediately preceding the Accounts Date accounted for three per cent. or more (in the case of a customer) of the turnover of such Group Company or (in the case of a source of supply) of the goods, services or equipment supplied to such Group Company.

23.	Information Technology and Data Protection

(a)	Except as Disclosed, in the 12 months prior to the date hereof no Group Company has suffered failures or bugs in or breakdowns of any System used in connection with the business of any Group Company which have caused any substantial disruption or interruption in or to its use and the Investor is not aware of any fact or matter which is likely to disrupt, interrupt or affect the use of such equipment following the Completion Date on the same basis as it is presently used.

(b)	No action will be necessary to enable the Systems to continue to be used in the business of the relevant Group Company to the same extent and in the same manner as they have been used prior to the date hereof.

(c)	Except as Disclosed, each Group Company is validly licensed to use the software used in its business and no action will be necessary to enable it to continue to use such software to the same extent and in the same manner as they have been used prior to the date hereof.

SCHEDULE 4

LIMITS ON WARRANTY CLAIMS

For the purposes of this Schedule, “Investor” shall mean each of the Investor and the Investor Guarantor.

1.	Threshold

1.1	The Investor shall not be liable in respect of any Warranty Claim unless:

(a)	the amount of an individual Warranty Claim exceeds RUB 40,000,000 (forty million roubles) (each a “qualifying claim”); and

(b)	the aggregate amount of all qualifying claims exceeds RUB 120,000,000 (one hundred and twenty million roubles).

1.2	The aggregate liability of the Investor for all Warranty Claims shall be limited to:

(a)	RUB 4,000,000,000 (four billion roubles) in connection with any Warranty Claim in relation to a breach of Title Warranties; and

(b)	RUB 2,000,000,000 (two billion roubles) in respect of all other Warranty Claims.

2.	Time limits

2.1	The liability of the Investor in respect of the Warranties (other than Title Warranties) shall terminate:

(a)	within three (3) years from the end of the Accounting Period in which Completion Date 2 falls in respect of Tax Warranty Claims;

(b)	within one (1) year from the Completion Date 2 in respect of all other matters contained in that Schedule,

except in respect of any Warranty Claim of which written notice is given to the Investor before the relevant date.

3.	Notice of Warranty Claims

3.1	If QIWI becomes aware of a matter which is likely to give rise to a Warranty Claim, QIWI shall give Notice of the relevant facts to the Investor as soon as reasonably practicable after becoming aware of those facts. The Investor shall not be liable for any Warranty Claim unless written notice of such Warranty Claim has been given to the Investor within the time period specified in paragraph 2 (Time Limits) above.

3.2	The written notice of the Warranty Claim referred to at paragraph 3.1 above shall state in reasonable detail the nature of the Warranty Claim.

4.	Other Exclusions

4.1	The Investor shall not be liable in respect of any Warranty Claim if and to the extent that:

(a)	solely in relation to Warranty Claims, the liability is caused by a breach by QIWI of any of its obligations under this Agreement;

(b)	it arises, or is increased or extended by the passing of or any change in any legislation or regulation made on and/or after Completion Date 1;

(c)	it arises, or is increased or extended by any change in the accounting reference date of the Investor or CIHRUS made on and/or after Completion Date 1;

(d)	it arises, or is increased or extended by any change in any accounting basis, policy, practice or approach of, or applicable to, QIWI or a Group Company, or any change in the way an accounting basis is adapted for Tax purposes, in each case, made on and/or after Completion Date 1;

(e)	the Warranty Claim is increased by virtue of QIWI failing to comply with the provisions of paragraph 5 below.

5.	Third Party Claims

5.1	In respect of any claim against QIWI after Completion Date 1 by a third party (a “Third Party Claim”) that would or would be reasonably expected to give rise to a claim against the Investor, QIWI shall (and shall procure, where relevant, that CIHRUS shall):

(a)	as soon as reasonably practicable, give written notice and reasonable details of the Third Party Claim to the Investor;

(b)	not make any admission of liability, agreement, settlement or compromise with any person, body or authority in relation to the Third Party Claim, except as required by Applicable Law, without consulting with the Investor regarding any material actions to be taken by QIWI in order to avoid, dispute, resist, defend, appeal, compromise, settle, mitigate or remedy the Third Party Claim;

(c)	give the Investor or its duly authorised representatives such assistance as the Investor may reasonably require and shall ensure that QIWI gives the Investor and its professional advisers reasonable access during working hours to relevant employees and premises of QIWI and access to (and permission to take copies of) all relevant documents in order to allow the Investor to investigate the Third Party Claim and take the actions referred to in this paragraph (c);

(d)	keep the Investor reasonably informed as to the progress of the Third Party Claim including the receipt of any material communications;

(e)	consult with the Investor as to any ways in which the Third Party Claim might be avoided, disputed, resisted, mitigated, settled, compromised, defended or appealed;

(f)	at QIWI’s sole discretion, allow the Investor to participate in any action involving a Third Party Claim and assume the defence thereof, with counsel satisfactory to QIWI (who shall not, except with the consent of QIWI, also be counsel to QIWI), following which the Investor shall not be liable to QIWI under this paragraph 5 for any legal or other expenses subsequently incurred by QIWI in connection with the defence thereof other than properly incurred costs of investigation. The Investor may agree to any settlement or compromise of any such Third Party Claim in its sole discretion, so long as such settlement or compromise (i) does not obligate QIWI to take or refrain from taking any action, (ii) provides for a complete release of QIWI by such third party, and (iii) does not include any statement as to or any admission of liabilitt by or on behalf of QIWI. In all other events, the Investor will seek the consent of QIWI in connection with the Investor’s agreement to any settlement or compromise of any such Third Party Claim; and

(g)	take such action, at the written request of the Investor, as the Investor may reasonably require to avoid, dispute, resist, mitigate, settle, compromise, defend or appeal the Third Party Claim.

6.	No Double Recovery

6.1	QIWI shall not be entitled to recover damages or otherwise obtain reimbursement or restitution more than once in respect of the same Loss.

7.	Remediable Breaches

7.1	The Investor shall not be liable for any claim to the extent that the facts, matters, events and/or circumstances giving rise to such claim are remedied in full (and not in part only) to the reasonable satisfaction of QIWI by and at the expense of the Investor within 30 Business Days of the date on which written notice of such claim is given to the Investor pursuant to paragraph 2 above.

8.	Insurance

8.1	With respect to any Claim, the Investor shall not be liable for any amount if QIWI, any member of QIWI’s consolidated Subsidiaries is insured against any Loss which is the basis of such Claim under the terms of any insurance policy unless and until the insured company has made a claim against the insurers under such policy and that claim has been settled, agreed or otherwise determined (provided that this shall not prevent QIWI from giving notice in accordance with paragraph 2 of this Schedule 4). The amount recoverable under the claim shall be reduced by any amount which is recovered under such policy.

9.	Reimbursement of claims

9.1	If, after the Investor has made any payment in respect of a Warranty Claim, the recipient of that payment (or QIWI) recovers from a third party (including any Tax Authority) a sum in immediately available funds which specifically relates to that payment (the “Recovery Amount”), then QIWI shall forthwith as soon as reasonable practicable pay (or procure the repayment of) to the Investor such sum that is the lesser of:

(a)	the Recovery Amount less any Tax suffered in respect of that Recovery Amount and any costs and expenses (including any increases in insurance premiums) incurred in recovering that Recovery Amount; and

(b)	the amount paid by the Investor in respect of such Warranty Claim.

10.	Mitigation

Nothing in this Schedule 4 shall have the effect of limiting or restricting any general law obligation of QIWI to mitigate loss or damage resulting from a fact, matter or circumstance that would, could or might give rise to a claim and, without limiting the generality of the foregoing, shall, in respect of any right of recovery (whether by payment, discount, credit, relief or otherwise) which could or might be made by QIWI against any third party, take reasonable steps to maximise the amount recovered in respect of such right of recovery.

SCHEDULE 5

LIMITS ON QIWI WARRANTY CLAIMS

1.	Threshold

1.1	QIWI shall not be liable in respect of any QIWI Warranty Claim unless:

(a)	the amount of an individual QIWI Warranty Claim exceeds RUB 40,000,000 (forty million roubles) (each a “qualifying claim”); and

(b)	the aggregate amount of all qualifying claims exceeds RUB 120,000,000 (one hundred and twenty million roubles).

1.2	The aggregate liability of QIWI for all QIWI Warranty Claims shall be limited to:

(a)	RUB 4,000,000,000 (four billion roubles) in connection with any QIWI Warranty Claim in relation to a breach of the warranty contained in clause 5.11.2; and

(b)	RUB 2,000,000,000 (two billion roubles) in respect of all other QIWI Warranty Claims.

2.	Time limits

2.1	The liability of QIWI in respect of any QIWI Warranty Claim shall terminate within eighteen (18) months from the Completion Date 2, except in respect of any QIWI Warranty Claim of which written notice is given to QIWI by the Investor before such relevant date.

3.	Notice of Warranty Claims

3.1	If the Investor becomes aware of a matter which is likely to give rise to a QIWI Warranty Claim, the Investor shall give written notice of the relevant facts to QIWI as soon as reasonably practicable after becoming aware of those facts. QIWI shall not be liable for any QIWI Warranty Claim unless written notice of the claim has been given to QIWI within the time period specified in paragraph 2 (Time Limits) above.

3.2	The written notice of the claim shall state in reasonable detail the nature of the claim.

4.	Other Exclusions

4.1	QIWI shall not be liable in respect of any QIWI Warranty Claim if and to the extent that:

(a)	the liability is caused by a breach by the Investor of any of its obligations under this Agreement;

(b)	it arises, or is increased or extended by the passing of or any change in any legislation or regulation made on and/or after Completion Date 1;

(c)	it arises, or is increased or extended by any change in the accounting reference date of QIWI made on and/or after Completion Date 1;

(d)	it arises, or is increased or extended by any change in any accounting basis, policy, practice or approach of, or applicable to, the Investor, or any change in the way an accounting basis is adapted for tax purposes, in each case, made on and/or after Completion Date 1;

(e)	the QIWI Warranty Claim is increased by virtue of the Investor failing to comply with the provisions of paragraph 5 below.

5.	Third Party Claims

5.1	In respect of any claim against the Investor after Completion Date 1 by a third party (a “Third Party Claim”) that would or would be reasonably expected to give rise to a claim against QIWI, the Investor shall:

(a)	as soon as reasonably practicable, give written notice and reasonable details of the Third Party Claim to QIWI;

(b)	not make any admission of liability, agreement, settlement or compromise with any person, body or authority in relation to the Third Party Claim, except as required by applicable law, rule or regulation, without consulting with QIWI regarding any material actions to be taken by the Investor in order to avoid, dispute, resist, defend, appeal, compromise, settle, mitigate or remedy the Third Party Claim;

(c)	give QIWI or its duly authorised representatives such assistance as QIWI may reasonably require and reasonable access during working hours to relevant employees and premises of the Investor and access to (and permission to take copies of) all relevant documents in order to allow QIWI to investigate the Third Party Claim and take the actions referred to in this paragraph (c);

(d)	keep QIWI reasonably informed as to the progress of the Third Party Claim including the receipt of any material communications;

(e)	consult with QIWI as to any ways in which the Third Party Claim might be avoided, disputed, resisted, mitigated, settled, compromised, defended or appealed;

(f)	at the Investor’s sole discretion, allow QIWI to participate in any action involving a Third Party Claim and assume the defence thereof, with counsel satisfactory to the Investor (who shall not, except with the consent of the Investor, also be counsel to the Investor), following which QIWI shall not be liable to the Investor under this paragraph 5 for any legal or other expenses subsequently incurred by the Investor in connection with the defence thereof other than properly incurred costs of investigation. QIWI may agree to any settlement or compromise of any such Third Party Claim in its sole discretion, so long as such settlement or compromise (i) does not obligate the Investor to take or refrain from taking any action, (ii) provides for a complete release of the Investor by such third party, and (iii) does not include any statement as to or any admission of liability by or on behalf of the Investor. In all other events, QIWI will seek the consent of the Investor in connection with QIWI’s agreement to any settlement or compromise of any such Third Party Claim; and

(g)	take such action, at the written request of QIWI, as QIWI may reasonably require to avoid, dispute, resist, mitigate, settle, compromise, defend or appeal the Third Party Claim.

6.	No Double Recovery

6.1	The Investor shall not be entitled to recover damages or otherwise obtain reimbursement or restitution more than once in respect of the same Loss.

7.	Remediable Breaches

7.1	QIWI shall not be liable for any claim to the extent that the facts, matters, events and/or circumstances giving rise to such claim are remedied in full (and not in part only) to the reasonable satisfaction of the Investor by and at the expense of QIWI within 30 Business Days of the date on which written notice of such claim is given to the Investor pursuant to paragraph 2 above.

8.	Insurance

8.1	With respect to any Claim, QIWI shall not be liable for any amount if the Investor, any member of the Investor’s group is insured against any Loss which is the basis of such Claim under the terms of any insurance policy unless and until the insured company has made a claim against the insurers under such policy and that claim has been settled, agreed or otherwise determined (provided that this shall not prevent the Investor from giving notice in accordance with paragraph 2 of this Schedule 5). The amount recoverable under the claim shall be reduced by any amount which is recovered under such policy.

9.	Reimbursement of claims

9.1	If, after QIWI has made any payment in respect of a Warranty Claim, the recipient of that payment (or the Investor) recovers from a third party (including any Tax Authority) a sum in immediately available funds which specifically relates to that payment (the “Recovery Amount”), then the Investor shall forthwith as soon as reasonable practicable pay (or procure the repayment of) to QIWI such sum that is the lesser of:

(a)	the Recovery Amount less any Tax suffered in respect of that Recovery Amount and any costs and expenses (including any increases in insurance premiums) incurred in recovering that Recovery Amount; and

9.2	the amount paid by QIWI in respect of such Warranty Claim.

10.	Mitigation

10.1	Nothing in this Schedule 5 shall have the effect of limiting or restricting any general law obligation of the Investor to mitigate loss or damage resulting from a fact, matter or circumstance that would, could or might give rise to a claim and, without limiting the generality of the foregoing, shall, in respect of any right of recovery (whether by payment, discount, credit, relief or otherwise) which could or might be made by it or the Investor against any third party, take reasonable steps to maximise the amount recovered in respect of such right of recovery.

SCHEDULE 6

RESTRICTED ACTIONS

1.	The Investor shall use reasonable endeavours to procure that no Group Company shall before Completion 1 without the prior written consent of QIWI which consent shall not be unreasonably withheld or delayed:

1.1	incur any expenditure on capital account exceeding RUB 40,000,000 (forty million roubles) (exclusive of VAT) in the case of any single item or series of related items; or

1.2	dispose of (other than in the Ordinary Course of Business consistent with past practice) or grant any option or right of pre-emption in respect of any asset for a consideration in excess of RUB RUB 40,000,000 (forty million roubles) (exclusive of VAT) or create any encumbrance over any material part of its assets (other than pursuant to the existing financing of the Group Companies, details of which are set out in the Disclosure Letter); or

1.3	create or raise any debt or borrow any money (except borrowings from its bankers and other financial institutions in accordance with its existing banking and other debt facilities, including uncommitted facilities, provided that no Group Company shall make any further drawdown resulting in an increase in the amount outstanding under such facilities) or make any payments out of or drawings on its bank account(s) (except payments in the Ordinary Course of Business including for the avoidance of doubt pursuant to existing contractual commitments); or

1.4	enter into or renew:

1.4.1	any contracts, transactions, or commitments outside the Ordinary Course of Business consistent with past practice; or

1.4.2	any contracts, transactions, or commitments (i) which are not capable of being terminated without compensation at any time with three months’ notice or less or (ii) which involve or may involve total annual expenditure in excess of RUB 40,000,000 (forty million roubles) (exclusive of VAT) or (iii) having a term longer than one year;

1.5	grant, issue, or redeem any Encumbrance or give any guarantee or indemnity other than in the Ordinary Course of Business; or

1.6	make any change in the material terms and conditions of employment of any of its directors or Employees or other benefits or other amounts (other than salary reviews in the Ordinary Course of Business consistent with past practice); or

1.7	terminate the employment of any Employee other than for just cause or employ any additional person who would be deemed an Employee or hire any additional person who would become an Employee (other than pursuant to clause ); or

1.8	announce or agree any redundancies or redundancy terms; or

1.9	introduce any new share incentive, share option, profit sharing or other incentive scheme or vary in any way the terms of any such scheme currently operated by any Group Company, including any variation to performance targets, objectives, quanta of payment or any variation to the identities of participants; or

1.10	enter into or settle any litigation which is material to any Group Company; or

1.11	create, issue, purchase or redeem any class of share capital; or

1.12	fail to maintain any banking licenses issued by the Central Bank of the Russian Federation held by any Group Company; or

1.13	fail to pay any renewal fees for any Intellectual Property of any Group Company; or

1.14	manage its debtors and creditors otherwise than substantially in the Ordinary Course of Business of such Group Company; or

1.15	terminate any contracts or agreements with sales agents or terminate any contracts or agreements involving revenue or expenditure in excess of RUB 40,000,000 (forty million roubles) per annum (exclusive of VAT) (other than where such contracts or agreements lapse, expire or otherwise terminate under their terms); or

1.16	make any payments to or transfer assets to or enter into any contracts with or assume any liabilities for the benefit of the Investor or any of its Affiliates; or

1.17	make any changes in its accounting or Tax policies other than as required by Applicable Law or any relevant accounting body; or

1.18	liquidate any Group Company or dispose of any shares in any Group Company; or

1.19	make any alterations to its articles of association or acquire any shares in any other company; or

1.20	fail to use commercially reasonable efforts to maintain the business of the Group Companies, including preserving its business organisation intact, retaining its present officers and key employees, and maintaining its relationships with suppliers, customers, creditors and others having business relations with it; or

1.21	fail to materially comply with, and perform its obligations under all Material Contracts, all Applicable Laws, and all permits held by any Group Company; or

1.22	file any Tax Return or amend any Tax Return or make any other Tax filing that is inconsistent with past practice other than as is required by Law; or

1.23	wilfully or knowingly do or permit to be done anything which would cause any breach of the Warranties when repeated immediately before the time of Completion 1; or

1.24	make any changes to the approach adopted or positions or actions taken prior to the date of this Agreement in respect of Tax matters or settle or compromise any disputes with a Tax Authority; or

1.25	agree, conditionally or otherwise, to do any of the foregoing; or

2.	The Investor shall not dispose of any interest in the Interest or any of them or grant any Encumbrance over the Interest or any of them.

SCHEDULE 7

LEASES

No.	Lease Agreement	Floor Space (square metres)	Address
1.	Lease Agreement dd. 13.10.2014 No. 2603/2-AP-ПpM3, tenant – NKO Rapida, landlord – Russlavbank OJSC (with Addendum No.1 dd. 01.12.2014, Addendum No.2 dd. 01.12.2014, Addendum No.3 dd. 03.02.2015)	427,6	Moscow, Prospect Mira, 3 block 3, 0 floor office 23, 2nd floor office 1 (partly), 3rd floor offices 1,1d, attic floor offices 9, 11, 16, 21

2.	Lease Agreement dd. 06.12.2010 No. 121A/1-2010, tenant – NKO Rapida, landlord – VINITI RAN (with Addendum No.1 dd. 01.12.2011)	49,2	Moscow, Usievicha str., 20 block 2, office 1, rooms 65,66

3.	Lease Agreement dd. 08.04.201 No. 43A/1-2011, tenant – NKO Rapida, landlord – VINITI RAN	716,8	Moscow, Usievicha str., 20 block 2, office 2, rooms 1-7,10,12,13,13b, 13c, 13d,14-23,23a, 24-30, 30a, 30b, 30c, 30d

4.	Lease Agreement dd. 20.06.2011 No 165A/1-2011, tenant – NKO Rapida, landlord – VINITI RAN (with Addendum No.1 dd. 01.02.2012)	116,2	Moscow, Usievicha str., 20 block 2, office 1, rooms 15,16,16a, 16b, 125, 126, 126b, 127-130, 130a, 131, 131a, 132, 133, 134, 135a, 135b, 135c

5.	Lease Agreement dd. 08.10.2012 No. 179A/1-2012, tenant – NKO Rapida, landlord – VINITI RAN	58,6	Moscow, Usievicha str., 20 block 2, office 1, rooms 17, 18, 124

6.	Lease Agreement dd. 08.10.2012 No. 180A/1-2012, tenant – NKO Rapida, landlord – VINITI RAN	49,2	Moscow, Usievicha str., 20 block 2, office 1, rooms 65, 66

7.	Lease Agreement dd. 08.04.2011 No. 44A/1-2011, tenant – Processing Center Rapida, landlord – VINITI RAN (with Addendum No.1 dd. 01.02.2012, Addendum dd. 10.06.2013 to Agreement No.71Д/3-2011 dd. 08.04.2011 for refund of utility and maintenance expenses, tenant – Processing Center Rapida, landlord – VINITI RAN	45,1	Moscow, Usievicha str., 20 block 2

8.	Lease Agreement dd. 01.03.2015 No.01/03-15, tenant – CIHRus LLC, landlord – Mr. Y.B. Bagirov	8,9	Moscow, Aviamotornaya str., 11 block 1, office 1, room 2a

9.	Lease Agreement dd. 01.11.2014 No.1, tenant – Gikor LLC, landlord – Kaskol Group LLC	4	Moscow, Barrikadnaya str., 8 block 5A, office 11

10.	Lease Agreement dd. 01.11.2014 No.2, tenant – Attenium LLC, landlord – Kaskol Group LLC	4	Moscow, Barrikadnaya str., 8 block 5A, office 11

11.	Lease Agreement dd. 01.11.2014 No.3, tenant – Processing Center Rapida, landlord – Kaskol Group LLC	24,6	Moscow, Barrikadnaya str., 8 block 5A, office 11

SCHEDULE 8

EMPLOYEES

Список сотрудников ООО НКО "Рапида"

	ФИО	Должность
1	Абрамейцев Алексей Юрьевич	Первый Заместитель Председателя Правления
2	Абрамян Елена Гургеновна,	Ведущий менеджер
3	Агафонов Николай Александрович	Начальник отдела
4	Агафонова Ольга Владимировна	Менеджер по продуктам
5	Адамович Алеся Витальевна	Ведущий экономист
6	Акимова Елена Владимировна	Бухгалтер-операционист
7	Аксаков Генрих Генрихович	Водитель
8	Алания Елена Николаевна	Начальник отдела
9	Андреева Наталья Сергеевна	Советник Председателя Правления по внутреннему аудиту и контролю
10	Антонов Александр Владимирович	Главный специалист
11	Баранникова Ирина Александровна	Бухгалтер-операционист
12	Баронова Ольга Олеговна	Ведущий специалист
13	Батова Наталья Александровна	Менеджер по сопровождению
14	Бауэр Георгий Маратович	Курьер
15	Белоусов Владимир Георгиевич	Советник Председателя Правления
16	Беспалова Евгения Вячеславовна,	Старший менеджер
17	Бессонов Александр Сергеевич	Главный специалист
18	Болотцева Татьяна Павловна	Бухгалтер-операционист
19	Болтенкова Наталья Ивановна	Заведующий кассой
20	Боровкова Светлана Сергеевна	Главный специалист
21	Бохан Оксана Васильевна	Ведущий менеджер
22	Буковская Ксения Константиновна	Технолог
23	Быкова Татьяна Сергеевна	Бренд - менеджер
24	Вартанова Елена Львовна,	Экономист
25	Васильчиков Михаил Иванович	Менеджер по работе с агентами
26	Винокурова Наталья Евгеньевна	Уборщица
27	Волкова Ирина Александровна	Ведущий экономист
28	Воронина Анастасия Сергеевна	Делопроизводитель
29	Воскобойников Юрий Александрович	Главный специалист
30	Гафарова Елена Игоревна	Вице - Президент - Начальник управления
31	Гнилякевич Владимир Михайлович	Начальник отдела
32	Голова Лариса Николаевна	Заместитель начальника управления
33	Гришин Олег Александрович	Председатель Правления
34	Гудошников Давид Викторович	Ведущий специалист
35	Гудыма Леонид Владимирович	Начальник отдела

EXECUTED and DELIVERED	)
as a DEED for and on behalf of	)
QIWI PLC	)

Signed in the presence of:

Witness Signature

Witness Name

Witness Occupation

Witness Address

EXECUTED and DELIVERED	)
as a DEED for and on behalf of	)
OTKRITIE INVESTMENT	)
CYPRUS LIMITED	)

Signed in the presence of:

Witness Signature

Witness Name

Witness Occupation

Witness Address

EXECUTED and DELIVERED	)
as a DEED for and on behalf of	)
OTKRITIE HOLDING JSC	)

Signed in the presence of:

Witness Signature

Witness Name

Witness Occupation

Witness Address